UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.  )
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ACCURAY INCORPORATED
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF
2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 19, 2021
To our Stockholders:
You are cordially invited to attend the 2021 Annual Meeting of Stockholders, and any adjournment, postponement or other delay thereof (the “Annual Meeting”), of Accuray Incorporated, a Delaware corporation (“Accuray” or the “Company”), which will be held virtually via live audio webcast on Friday, November 19, 2021 at 9:00 am PST. In order to attend and vote at the Annual Meeting, see “How can I attend the Annual Meeting virtually?” in the proxy statement (the “Proxy Statement”) that accompanies this Notice of 2021 Annual Meeting of Stockholders.
We are holding the Annual Meeting for the following purposes:
1.	To elect three Class III directors named in the proxy statement to hold office until our 2024 Annual Meeting of Stockholders, or until their respective successors have been duly elected or appointed;
2.	To conduct an advisory vote to approve the compensation of our named executive officers;
3.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2022; and
4.
To transact any other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or any adjournment or postponement of the meeting.

These items of business to be transacted at the Annual Meeting are more fully described in the Proxy Statement. In light of continuing public health and safety considerations posed by the COVID-19 pandemic, the Annual Meeting this year will again be a virtual-only meeting of stockholders. Stockholders will be able to attend and participate in the Annual Meeting, vote their shares electronically, and submit questions during the live audio webcast of the Annual Meeting by visiting www.virtualshareholdermeeting.com/ARAY2021 and entering their control number.
The Annual Meeting will begin promptly at 9:00 a.m. PST. Only holders of record and beneficial owners of shares of our common stock at the close of business on September 20, 2021, the record date, are entitled to notice of, to attend, and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available by writing to the Corporate Secretary at 1310 Chesapeake Terrace, Sunnyvale, CA 94089. The stockholder list will also be available online at the virtual meeting website during the Annual Meeting to those that attend the meeting.
It is important that you use this opportunity to vote on the business to come before the stockholders at the Annual Meeting. After reading the Proxy Statement and Annual Report on Form 10-K for the fiscal year ended June 30, 2021 (the “Annual Report”), you are urged to cast your vote as promptly as possible. If you are accessing the Proxy Statement and Annual Report using notice and access, you will have received a Notice of Internet Availability of Proxy Materials and should vote by telephone or over the Internet. If you have received your proxy materials by mail, please promptly sign, date and return the enclosed proxy card in the prepaid envelope provided to you or vote by telephone or over the Internet to ensure that your shares are represented at the Annual Meeting. For more information, see “Why did I receive a Notice of Internet Availability of Proxy Materials?” in the Proxy Statement.

All stockholders are cordially invited to attend the Annual Meeting. Even if you plan to attend the Annual Meeting, please cast your vote as promptly as possible by telephone, Internet or by signing and dating your proxy card and returning it promptly. This will ensure that your vote will be counted if you later decide not to, or are unable to, attend the Annual Meeting. Even if you have given your proxy, you may still attend and vote in person (virtually) at the Annual Meeting.
By order of the Board of Directors,

/s/ JOSHUA H. LEVINE
Joshua H. Levine
Chief Executive Officer
Sunnyvale, California
October 1, 2021

i

PROXY STATEMENT FOR
ACCURAY INCORPORATED
2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 19, 2021
This proxy statement (“Proxy Statement”) is furnished to our stockholders of record as of the close of business on September 20, 2021 (the “Record Date”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use in connection with our 2021 Annual Meeting of Stockholders, and any adjournment, postponement or other delay thereof (the “Annual Meeting”), to be held virtually via live audio webcast on Friday, November 19, 2021, at 9:00 a.m. PST. In order to attend and vote at the Annual Meeting, please follow the instructions in the section titled “Questions and Answers Regarding This Solicitation and Voting at the Annual Meeting—How can I attend the Annual Meeting virtually?” This Proxy Statement and the proxy card are first being made available to our stockholders on or about October 1, 2021. Our Company’s fiscal year ended on June 30, 2021.
QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION
AND VOTING AT THE ANNUAL MEETING
Why did I receive a Notice of Internet Availability of Proxy Materials?
We are pleased to again be using the U.S. Securities and Exchange Commission (the “SEC”) rule that allows companies to furnish proxy materials to their stockholders primarily over the Internet instead of mailing printed copies of those materials to each stockholder. On October 1, 2021, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including this Proxy Statement and our Annual Report on Form 10-K (the “Annual Report”), online. The Notice of Internet Availability of Proxy Materials also instructs you as to how to vote over the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials or your proxy materials by email and have not previously elected to do so, please follow the instructions included in the Notice of Internet Availability of Proxy Materials to submit your request. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Why am I receiving these proxy materials?
You are receiving this Proxy Statement because you were a stockholder of record or beneficial owner at the close of business on the Record Date. As such, you are invited to attend our Annual Meeting and are entitled to vote on the items of business described in this Proxy Statement. This Proxy Statement contains important information about the Annual Meeting and the items of business to be transacted at the Annual Meeting. You are strongly encouraged to read this Proxy Statement and Annual Report, which include information that you may find useful in determining how to vote.

Who is entitled to attend and vote at the Annual Meeting?	Stockholders as of the Record Date are entitled to attend and to vote at the Annual Meeting.

How many shares are outstanding?
On the Record Date, 90,859,476 shares of our common stock were issued and outstanding. Each share of common stock outstanding on the Record Date is entitled to one vote on each item brought before the stockholders at the Annual Meeting. We do not have cumulative voting for directors.

How many shares must be present or represented to conduct business at the Annual Meeting (that is, what constitutes a quorum)?
The presence at the Annual Meeting, in person (virtually) or represented by proxy, of the holders of at least a majority of the shares of our common stock issued and outstanding as of the Record Date and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. If, however, a quorum is not present, then no business shall be conducted and the chairperson of the Annual Meeting may adjourn the Annual Meeting until a later time.

What items of business will be voted on at the Annual Meeting?	The items of business to be voted on at the Annual Meeting are as follows:

1.
The election of three Class III directors named in the Proxy Statement to hold office until our 2024 Annual Meeting of Stockholders, or until their respective successors have been duly elected or appointed;

	2.	An advisory vote to approve the compensation of our named executive officers; and

	3.	The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2022.

What happens if additional matters are presented at the Annual Meeting?
The only items of business that our Board intends to present at the Annual Meeting are set forth in this Proxy Statement. As of the date of this Proxy Statement, no stockholder has advised us of the intent to present any other matter, and we are not aware of any other matters to be presented at the Annual Meeting. However, if any other matter or matters are properly brought before the Annual Meeting, the person(s) named as your proxyholder(s) or you, if you are attending in person (virtually), will have the discretion to vote your shares on such matters in accordance with their best judgment and as they deem advisable.

What shares can I vote at the Annual Meeting?
You may vote all of the shares you owned as of the Record Date, including shares held directly in your name as the stockholder of record and all shares held for you as the beneficial owner through a broker or other nominee, such as a bank.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most of our stockholders hold their shares through a bank, broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those beneficially owned.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record, and we are sending our proxy materials directly to you. As the stockholder of record, you have the right to vote in person (virtually) or direct a proxyholder to vote your shares on your behalf at the Annual Meeting by following the procedures set forth in the Notice of Internet Availability of Proxy Materials for voting over the Internet or by telephone, or if you have received printed proxy materials, by signing and dating the enclosed proxy card and returning it to us in the enclosed postage-paid return envelope.

Beneficial Owner. If your shares are held by a bank, broker or other nominee, you are considered the beneficial owner of those shares and they are considered to be held in street name for your account. Proxy materials are made available to you together with a voting instruction card by delivery to your bank, broker or other nominee. As the beneficial owner, you have the right to direct your bank, broker or other nominee to vote your shares as you instruct with your voting instruction card. The bank, broker or other nominee will vote your shares at the Annual Meeting as you have instructed on your voting instruction card.

How can I vote my shares without attending the Annual Meeting?
If you hold shares directly as the stockholder of record, you may direct how your shares are voted without attending the Annual Meeting by voting on the Internet, by phone or by proxy card. If you provide specific instructions with regard to items of business to be voted on at the Annual Meeting, your shares will be voted as you instruct on those items. If you just sign your proxy card with no further instructions, or if you submit your proxy by telephone or internet, but do not direct your vote on particular items, your shares will be voted in accordance with the Board’s recommendation on those items. If you hold your shares in street name as a beneficial owner, you may generally vote on the Internet, by phone or by submitting a voting instruction card to your bank, broker or other nominee. Please follow the voting instructions provided by your bank, broker or other nominee. If you do not instruct your bank, broker or other nominee how to vote your shares, your bank, broker or other nominee will only be able to vote your shares with respect to the routine matter of the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2022. Please see “What is a broker non-vote?” below.

How can I attend the Annual Meeting virtually?	We will be hosting the Annual Meeting via live audio webcast only. Both stockholders of record and street name stockholders will be able to attend the Annual Meeting via live audio webcast, submit their questions during the meeting and vote their shares electronically at the Annual Meeting by visiting www.virtualshareholdermeeting.com/ARAY2021. The Annual Meeting live audio webcast will start at 9:00 a.m. Pacific Time on Friday, November 19, 2021. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. Pacific Time, and you should allow ample time for the check-in procedures. In order to enter the meeting, you will need the control number. The control number will be included in the Notice of Internet Availability of Proxy Materials or on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instructions received from your broker, bank or other organization if you hold your shares of common stock in a “street name.” Instructions on how to attend and participate online are available at www.virtualshareholdermeeting.com/ARAY2021.

Even if you plan to attend the Annual Meeting, we recommend that you also vote by Internet, telephone or sign and date the proxy card or voting instruction card and return it promptly in order to ensure that your vote will be counted if you later decide not to, or are unable to, attend the Annual Meeting.

What if I have technical difficulties during the check-in time or during the Annual Meeting?
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page. Please be sure to check in by 8:45 a.m. Pacific Time on November 19, 2021, the day of the Annual Meeting, so that any technical difficulties may be addressed before the Annual Meeting live audio webcast begins.

Can I submit questions in advance or during the Annual Meeting?	Stockholders may also submit questions in advance of the annual meeting by emailing your question, along with proof of ownership, to investor.relations@accuray.com.

Alternatively, stockholders will be able to submit questions live during the virtual meeting by typing the question into the “Ask a Question” field and clicking submit.

To allow us to answer questions from as many stockholders as possible, we request that each stockholder limit themselves to a total of no more than two questions or comments and provide their name, affiliation and contact details when submitting a question. Questions from multiple stockholders on the same topic or that are otherwise related may be grouped, summarized, and answered together. We will answer questions that comply with the meeting rules of conduct during the Annual Meeting, subject to time constraints. Questions relevant to meeting matters, including those that we do not have time to answer during the meeting, will be posted to our website following the meeting. Questions regarding personal matters or matters not relevant to meeting matters will not be answered.

Can I change my vote or revoke my proxy?
You may change your vote or revoke your proxy at any time prior to the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by (i) submitting a new proxy bearing a later date (including voting again by internet or telephone), which automatically revokes your earlier proxy, (ii) providing a written notice of revocation to our Corporate Secretary at our principal executive offices prior to the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (virtually). However, attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If you are a beneficial owner, you may generally change your vote by voting again by Internet or phone or by submitting a new, later-dated voting instruction card to your bank, broker or other nominee. However, you should contact your bank, broker or other nominee for specific instructions.

What is a “broker non-vote”?
Brokers that hold shares in street name for the benefit of their clients, banks, brokers and other nominees have the discretion to vote such shares on routine matters only. At the Annual Meeting, only the ratification of the appointment of our independent registered public accounting firm is considered a routine matter. Therefore, if you do not otherwise instruct your bank, broker or other nominee on how to vote your shares, your bank, broker or other nominee may vote your shares on this matter only. Your bank, broker or other nominee will not be able to vote your shares for the election of three Class III directors; the advisory vote to approve the compensation of our named executive officers; or any other matters properly brought before the Annual Meeting without your specific instruction because these are not considered routine matters. A “broker non-vote” occurs when a broker or other nominee does not receive timely instructions from the beneficial owner and therefore cannot vote such shares on the matter.

How are “broker non-votes” counted?
Broker non-votes will be counted as present at the Annual Meeting for the purpose of determining the presence or absence of a quorum for the transaction of business, but they will not be considered to be present and entitled to vote or votes cast for purposes of tabulating the voting results for any non-routine matter. Accordingly, broker non-votes, if any, will have no effect on the outcome of the votes at the Annual Meeting.

What happens if the Annual Meeting is adjourned?
If our Annual Meeting is adjourned until another time and information about the time and location that the meeting will be continued is announced at the time of adjournment, no additional notice will be provided, unless the adjournment is for more than 30 days, in which case a notice of the time and location will be given to each stockholder of record entitled to vote at the Annual Meeting. Any items of business that might have been properly transacted at the Annual Meeting may be transacted after any adjournment.

Who will serve as inspector of elections?	A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as Inspector of Elections at the Annual Meeting.

What should I do in the event that I receive more than one set of proxy materials?
You may receive more than one copy of the Notice of Internet Availability of Proxy Materials or more than one set of these proxy solicitation materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card from each brokerage account in which you hold shares. In addition, if you are a stockholder of record and your shares are registered in more than one name, you may receive more than one Notice of Internet Availability of Proxy Materials or proxy card. Please vote over the Internet, by telephone, or sign, date and return each proxy card and voting instruction card that you receive to ensure that all of your shares are voted.

We have adopted a procedure called “householding,” which the SEC has approved, where we deliver a single copy of the Notice of Internet Availability of Proxy Materials and, if applicable, the proxy materials to multiple stockholders who share the same address. Please see “Stockholders Sharing the Same Address” for further information regarding householding and how to request additional copies of the materials or enroll in householding.

Who is soliciting my vote and who will bear the costs of this solicitation?
The proxy is being solicited on behalf of our Board. The Company will bear the entire cost of solicitation of proxies, including preparation, Internet posting, assembly, printing and mailing of this Proxy Statement. In addition to solicitation by mail, our directors, officers and employees may also solicit proxies in person, by telephone, by electronic mail or by other means of communication. We will not pay any additional compensation to our directors, officers or other employees for soliciting proxies. We have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of approximately $15,000 plus reasonable out-of-pocket costs and expenses. Copies of the proxy materials will be furnished to banks, brokers and other nominees holding beneficially owned shares of our common stock, who will forward the proxy materials to the beneficial owners. We are required to reimburse brokers and other nominees for the costs of forwarding the proxy materials.

Where can I find the voting results of the Annual Meeting?
We intend to announce preliminary voting results at the Annual Meeting and publish the final voting results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

What is the deadline for submitting proposals for consideration at next year’s Annual Meeting of stockholders or to nominate individuals to serve as directors?
As a stockholder, you may be entitled to present proposals for action at a future annual meeting of stockholders, including director nominations. Please refer to “—Stockholder Proposals” and “—Recommendations and Nominations of Director Candidates” below.

PROPOSAL ONE

ELECTION OF DIRECTORS
Classes of Our Board
Our Amended and Restated Certificate of Incorporation provides that our Board shall be divided into three classes, designated Class I, Class II and Class III, with each class serving for staggered three-year terms. Our Board currently consists of nine directors: three Class I directors, three Class II directors and three Class III directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. Proxies cannot be voted for more than three persons.
The following information is provided for each of the nominees and continuing directors: name, class in which each director or nominee serves, age as of August 31, 2021 and length of service on our Board.
Name	Term Expires	Age	Director Since
Class III Directors/Nominees
Elizabeth Dávila	2021	77	2008
James M. Hindman	2021	60	2019
Joshua H. Levine	2021	63	2012
Class II Directors
Beverly A. Huss	2023	61	2018
Mika Nishimura	2023	58	2021
Byron C. Scott	2023	58	2021
Class I Directors
Anne B. Le Grand	2022	70	2020
Richard Pettingill	2022	73	2012
Joseph E. Whitters	2022	63	2018
Listed below are the biographies of each director nominee and continuing director and the experiences, qualifications, attributes or skills that led the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) to recommend, and our Board to determine, that the person should serve as a director for the Company. There are no family relationships among any of our directors or executive officers.
Director Nominees—Class III Directors
Our Board has nominated Ms. Dávila and Messrs. Levine and Hindman for election as Class III directors to serve until our 2024 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Each nominee for director has consented to being named in this Proxy Statement and has indicated a willingness to serve if elected. If a nominee is unavailable for election, the persons named as proxyholders will use their discretion to vote for any substitute nominee in accordance with their best judgment.
Elizabeth Dávila has served as a member of our Board since February 2008. She also served as Vice Chairperson of our Board from September 2008 through November 2017. Ms. Dávila was the former Chairman and Chief Executive Officer of VISX, Incorporated (“VISX”), a manufacturer of laser vision correction systems, which was acquired by Advanced Medical Optics in May 2005. Prior to becoming Chairman and Chief Executive Officer of VISX in 2001, she served as President and Chief Operating Officer of VISX from 1999 to 2001 and as Executive Vice President and Chief Operating Officer from 1995 to 1999. Ms. Dávila currently serves as a member of the board of directors of Afaxys, Inc., a private company that supplies family planning providers with pharmaceuticals and supplies as well as 416 Holdings, Inc., the private holding company for Afaxys, Inc., and Kaleido Health Solutions, Inc., a private telehealth company. In the past five years, Ms. Dávila has served as a member of the board of directors of NuGEN Technologies, Inc., a private company that develops and commercializes rapid, high-sensitivity and high-throughput amplification and labeling systems for genomic analysis, which was acquired by the Tecan Group in September 2018. Ms. Dávila holds a B.S. in Chemistry from St. Mary’s College in Notre Dame, Indiana, a M.S. in Chemistry from the University of Notre Dame and a M.B.A. from Stanford University.

As a former Chief Executive Officer of VISX and a current and former member of multiple public and private company boards, Ms. Dávila brings to our Board extensive healthcare industry experience in management, business development, operations, strategy and capital equipment sales.
James M. Hindman has served as a member of our Board since September 2019. Mr. Hindman had served in various positions at Allergan, Inc. (“Allergan”), a multi-specialty healthcare company, from 1984 to March 2015, where he held positions of increasing responsibility, including most recently as the Executive Vice President and Chief Financial Officer of Allergan from August 2014 to March 2015. Mr. Hindman served as Senior Vice President of Treasury, Risk and Investor Relations at Allergan from March 2002 to August 2014, and, from 1984 to 2002, Mr. Hindman served in a variety of other finance positions at Allergan, including Senior Vice President, Finance and Controller; Vice President, Finance; Vice President, Financial Planning and Analysis; and Assistant Corporate Controller. Mr. Hindman currently serves on the board of directors of Aatru Medical, a private medical device company, Urovant Sciences, Inc., a biopharmaceutical company, and Amolyt Pharma SAS, a private company specializing in developing therapeutic peptides for endocrine and metabolic disease. In the past five years, Mr. Hindman served on the board of directors of Millendo Therapeutics, Inc., a biotechnology company, and Sienna Biopharmaceuticals, Inc., a clinical-stage medical dermatology and aesthetics company. He has also provided financial consulting services to Cidara Therapeutics, Inc., a public biotechnology company, since July 2015, and to RANI Therapeutics, a privately held biotechnology company, from December 2017 to December 2018. Mr. Hindman currently serves as a member of the Board of Regents at Loyola Marymount University and serves as a member of the Dean’s Executive Council for the College of Business Administration at Loyola Marymount University. Mr. Hindman holds a B.S. in Accounting from Loyola Marymount University and a M.B.A. from Pepperdine University. He is a certified public accountant in the state of California (inactive).
As a former Chief Financial Officer of a publicly traded global healthcare company with significant financial experience in the medical device industry, Mr. Hindman brings to our Board extensive experience in business development, strategy, financial planning and reporting, and public company governance.
Joshua H. Levine has served as our Chief Executive Officer since October 2012 and as our President from October 2012 to June 2021. Mr. Levine has also served as a member of our Board since October 2012. He has been the President, Chief Executive Officer, and a director of two other publicly traded global medical device firms, including Mentor Corporation, a surgical implant/medical device manufacturer in the aesthetics space from 2004 to 2009, and, prior to joining Accuray, with Immucor Corporation, a diagnostics manufacturer of automated instrumentation and reagents used in blood transfusion procedures. Mr. Levine currently serves as the Non-Executive Chairman of the Board of Natus Medical Incorporated, a provider of medical devices, software and services for the newborn care, neurology, sleep, hearing and balance markets. Mr. Levine holds a B.A. from the University of Arizona.
Mr. Levine brings to our Board diverse, global healthcare industry experience and a strong track record of creating and unlocking strategic value for the companies he has led. Mr. Levine’s qualifications to serve on our Board include, among other skills and qualifications, his strategic business development skills, commercial leadership experience and executive vision. In addition, Mr. Levine brings expertise in the medical device and medical technology industries from years of experience as a chief executive officer with two other publicly traded, small cap medical device manufacturing companies.
Continuing Directors—Class I and Class II Directors
Beverly A. Huss has served as a member of our Board since January 2018. Since January 2021, Ms. Huss has served as the Chief Executive Officer of Pagonia Medical, Inc. (“Pagonia”), a private company focused on creating a novel non-invasive device for the preservation of tissue following a heart attack, stroke, traumatic brain injury and other medical conditions. From September 2013 until December 2020, she has served as President and Chief Executive Officer of Qool Therapeutics, Inc. (“Qool”), formerly Thermocure, Inc., a company focused on temperature management therapies. Prior to joining Qool, Ms. Huss was President and Chief Executive Officer at a start-up medical device company, Vibrynt, Inc., and held multiple senior level leadership positions at Guidant Corporation, including, most recently President, Endovascular Solutions, and Vice President, Global Marketing, Vascular Intervention, and Vice President of the Stent Business Unit. Ms. Huss currently serves on the board of directors of Pagonia, Madorra Inc., a privately-held medical device company developing solutions to improve quality of life after menopause, Coala Life, a privately-held medical device company developing heart monitors, and Ancora Heart, Inc., a privately-held medical device company developing heart failure treatments. Her prior public company board experience includes Artes Medical, Wright Medical Group and Dade Behring Holdings, Inc. Ms. Huss holds a B.S. in metallurgical engineering from the University of Illinois and a M.S. in technology management from Pepperdine University.
As a current Chief Executive Officer with more than 25 years of management experience in the medical device industry, and a current and former member of several public and private company boards, Ms. Huss brings to our Board extensive experience in the medical device industry, including experience in the areas of business operations, management and corporate governance.
Mika Nishimura has served as a member of our Board since August 2021. Since 2011, Ms. Nishimura has served as an Operational Partner with Gilde Healthcare Partners, a life-science focused venture fund. She also serves as a board member of SI-BONE, Inc., a public medical device company dedicated to solving musculoskeletal disorders of the sacropelvic anatomy. From 2015 to 2020, Ms. Nishimura served as Vice President of Commercialization at nVision Medical Corporation, an early clinical-stage medical device company acquired by Boston Scientific. Previously, she served as Vice President, Commercial Development at Auxogyn Incorporated, a medical technology company, acquired by Progyny, Inc. Earlier in her career, Ms. Nishimura served as Vice President of International Sales Operations and Marketing at ev3 Incorporated, where she held P&L responsibilities for the emerging markets. Ms. Nishimura holds a B.A. in Economics from Yale University and an MBA from Harvard Graduate School of Business Administration.
As a former executive in the healthcare industry, Ms. Nishimura brings to our board extensive experience in management, operations and strategy in the healthcare industry.
Byron C. Scott has served as a member of our Board since February 2021. Dr. Scott has served as Adjunct Faculty at the University of Massachusetts, Amherst, Isenberg School of Management since 2016 and Adjunct Faculty at Thomas Jefferson University, Jefferson College of Population Health since December 2019 where he teaches healthcare quality, patient safety, and performance improvement. Dr. Scott served as Deputy Chief Health Officer at IBM Watson Health from March 2017 to June 2020, where he served as a consultant helping healthcare organizations align strategies and improve performance, along with supporting sales, marketing, and thought leadership. Dr. Scott served at Truven Health Analytics, which was acquired by IBM in 2016, from January 2014 to February 2017, most recently as Associate Chief Medical Officer from 2015 to 2017. Dr. Scott previously served at EmCare, a hospital-based physician practice management company that was part of Envision Healthcare, from 1995 to 2013, where he held positions of increasing responsibility, including most recently as Executive Vice President of the West Division from 2011 to 2013. Dr. Scott is board certified in emergency medicine and previously practiced medicine for over 25 years. He currently serves as a member of the board of directors of Direct Relief, a nonprofit humanitarian organization, and as a Board Trustee at the Rady Children’s Hospital-San Diego. Dr. Scott holds a B.S. in Psychobiology from the University of California, Los Angeles, an M.D. from the University of California, San Diego, and an M.B.A. from the University of Massachusetts, Amherst, Isenberg School of Management. He is Directorship Certified by the National Association for Corporate Directors (“NACD”) and holds a CERT Cybersecurity Oversight Certification issued by Carnegie Mellon University and the NACD.
As a former executive in the healthcare industry and practicing physician, Dr. Scott brings to our Board extensive experience in management, operations and strategy in the healthcare industry, perspective and experience as a physician, and academic background in healthcare.
Anne B. Le Grand has served as a member of our Board since July 2020. Ms. Le Grand has served as a consultant to IBM Watson Health, a machine intelligence company that is a division of the International Business Machines Corporation (“IBM”), an information technology company, since January 2021. Prior to that, Ms. Le Grand also served as Vice President and General Manager of Imaging, Life Sciences, Oncology and Genomics at IBM Watson Health from July 2019 to December 2020 and VP and General Manager of Imaging at IBM Watson Health from April 2016 to July 2019. Prior to her roles at IBM Watson Health, Ms. Le Grand served as Senior Vice President of Healthcare and General Manager of Therapeutics from January 2015 to April 2016 and Senior Vice President of Healthcare Business Transformation from January 2014 to January 2015 at Philips, a health technology company. Ms. Le Grand previously served in various senior leadership positions at GE Healthcare and Eastman Kodak Company and began her career at 3M Company in the Medical Imaging Division. Ms. Le Grand holds a B.S. in Chemistry from Queens University of Charlotte.

As a former executive with more than 25 years of experience running global healthcare businesses, Ms. Le Grand brings to our Board extensive experience in the medical device industry, including operations, management and business development.
Richard Pettingill has served as a member of our Board since May 2012. Mr. Pettingill served as the President and Chief Executive Officer of Allina Hospitals and Clinics, Minnesota’s largest healthcare organization, from 2002 until his retirement in 2009. While in this role, he also served on the board of directors of the Minnesota Hospital Association and the Minnesota Business Partnership. Prior to joining Allina Hospitals and Clinics, Mr. Pettingill served as President and Chief Executive Officer of the California Division of Kaiser Foundation Health Plans and Hospitals, one of the largest not-for-profit managed healthcare companies in the United States, from 1996 to 2002. Mr. Pettingill currently serves on the board of directors of Hanger, Inc., an orthotic and prosthetic solutions company. Within the last five years, Mr. Pettingill has also served on the board of directors of Tenet Healthcare Corporation, a publicly traded medical services provider. Mr. Pettingill holds a bachelor’s degree from San Diego State University and a master’s degree in health care administration from San Jose State University. He served as a 2010 Fellow in the Advanced Leadership Initiative program at Harvard University.
As the former Chief Executive Officer of a major hospital system and a member of other public company boards, Mr. Pettingill brings to our Board extensive leadership experience in the healthcare industry, including experience in the areas of business development, strategy and corporate governance, and can represent the customer perspective.
Joseph E. Whitters has served as a member of our Board since July 2018 and Chairperson of our Board since January 2021. Mr. Whitters has been an advisor/consultant to Frazier Healthcare, a private equity firm, since 2005. From 1986 to 2005, Mr. Whitters served in various capacities with First Health Group Corp., a publicly traded managed care company, most recently as its Chief Financial Officer. He also previously served as the Controller for United Healthcare Corp. from 1984 to 1986. Prior to that, Mr. Whitters served as the Manager of Accounting and Taxation for Overland Express, a publicly traded trucking company, and he began his career in public accounting with Peat Marwick (now KPMG). Mr. Whitters currently serves as a member of the board of directors Cutera, Inc., a global aesthetics device company and Spark Networks SE, an operator of premium online dating sites and mobile applications. In the past five years, Mr. Whitters served on the boards of directors and audit committees of various public companies, including InfuSystem Holdings, Inc., a provider of infusion pumps and related products and services, Analogic Corporation, a healthcare and security technology solutions company, Air Methods Corp., an air medical transportation and air tourism company, and PRGX Global, Inc., a provider of recovery audit and spend analytics services. Mr. Whitters has also been an advisor or board member of several private companies. Mr. Whitters holds a B.A. in Accounting from Luther College.
As a former Chief Financial Officer with significant public company governance experience in the medical technology and medical device industry, Mr. Whitters brings to our Board extensive experience in finance, accounting, public company governance, operations and strategy.
Under our Corporate Governance Guidelines, in advance of his or her nomination, each director submits a contingent, irrevocable resignation that the Board may accept if that director fails to be elected by a majority of votes cast. In that situation, our Nominating and Corporate Governance Committee would make a recommendation to the Board about whether to accept such resignation, which the Board will promptly consider. The Nominating and Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.
How Votes Are Counted
Stockholders are not entitled to cumulate their votes in the election of directors or with respect to any matter submitted to a vote of the stockholders. To be elected, directors must receive a majority of votes cast, meaning that the number of shares voted “FOR” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. You may vote either “FOR” or “AGAINST” each director nominee or you may abstain. Abstentions will not be counted for purposes of determining the number of votes cast with respect to the election of such a director, and thus will have no effect on the outcome of the vote. Broker non-votes will have no effect on the outcome of the vote.
Board of Directors’ Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE THREE NOMINEES FOR CLASS III DIRECTOR LISTED ABOVE.

PROPOSAL TWO

ADVISORY VOTE TO APPROVE THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(“SAY-ON-PAY” VOTE)
General
We are submitting to our stockholders for approval, on an advisory (non-binding) basis, the compensation of our named executive officers (“NEOs,” or each, an “NEO”) as disclosed in this Proxy Statement in accordance with the SEC’s rules (a “say-on-pay” vote). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. In this proposal, we are asking our stockholders to provide advisory approval of the compensation of our NEOs, as such compensation is described in “Compensation Discussion and Analysis,” the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this Proxy Statement. We have held a say-on-pay vote annually since our first say-on-pay vote in 2011 and our next say-on-pay vote will be held at next year’s annual meeting of stockholders.
The Compensation Committee of our Board (the “Compensation Committee”) considers the results of each annual stockholder advisory vote on the compensation of our NEOs and stockholder feedback on our executive compensation program. At our 2020 Annual Meeting of Stockholders, approximately 90.7% of the votes cast were voted in favor of the compensation of our then-named executive officers and, indirectly, our executive compensation program. The Compensation Committee viewed these results as support for our executive compensation program and, as a result, continued to apply the same general principles and philosophy as in the prior fiscal year to our executive compensation programs, policies and practices for fiscal 2021 and kept such programs consistent with the prior fiscal year, which is discussed in more detail in “Compensation Discussion and Analysis” below.
Summary of Fiscal 2021 Executive Compensation Program
Our executive compensation program is designed to enable us to attract, retain, motivate and appropriately reward the individuals who can help us successfully execute our business strategy and promote the best interests of our stockholders. In deciding how to vote on this proposal, our Board urges you to consider the following factors, which are more fully discussed in “Compensation Discussion and Analysis” below:
•
We provide reasonable base salaries. As a result of the COVID-19 pandemic, our Board approved temporary base salary reductions of 25% for our CEO and 15% for all other NEOs for the period from June 1, 2020 through December 31, 2020. In an effort to maintain base salaries at the middle of the competitive market and to appropriately reflect executive performance and responsibilities in fiscal 2021, when such temporary base salary reductions expired in January 1, 2021, the Compensation Committee decided to keep the base salaries of all our NEOs, including our CEO, at the same levels as they were prior to the temporary reductions in base salary. Please see “Compensation Discussion and Analysis—Base Salary” below for additional information regarding base salaries.

•	We link pay to performance.
•
Cash incentive awards. The fiscal 2021 cash incentive awards for our employees, including our NEOs, were allocated to two performance periods, each comprising six months of the fiscal year. The funding methodology for each performance period was established at the beginning of each performance period. The funding for the first performance period for fiscal 2021 represented 40% of the total bonus opportunity for each NEO. The funding for the second performance period for fiscal 2021 represented 60% of the total bonus opportunity for each NEO. The Compensation Committee and Board decided to have two performance periods for fiscal 2021 in light of the elimination of the cash incentive awards for fiscal 2020, the COVID-19 pandemic and the uncertainties it caused and continues to cause with respect to the Company and its performance, and to provide greater visibility to set reasonable, yet rigorous performance objectives for employees, including our NEOs.

•	Fiscal 2021 annual “refresh” equity awards to our NEOs (other than our CEO). Consistent with our compensation philosophy that equity awards increase our executive officers’ stake in the Company,

thereby reinforcing their incentive to manage our business as owners and tying a significant portion of their total compensation to our stock price performance, the Compensation Committee and, in the case of our CEO, the independent members of the Board, granted to our NEOs “refresh” equity awards using a similar mix of awards as those granted under our long-term incentive compensation program in fiscal 2020, which included approximately 50% of the grant date fair value of such awards comprising of options and the remainder of RSUs. Please see “Compensation Discussion and Analysis—Long-term Incentive Compensation” below for additional information regarding our long-term incentive compensation program.
•
CEO fiscal 2021 annual “refresh” equity awards, including a PSU award. Consistent with our practice from fiscal 2020, approximately 50% of the grant date fair value of our CEO’s fiscal 2021 annual “refresh” equity awards comprised of a PSU award and the balance consisted of an option to purchase shares of our common stock. Specifically, for fiscal 2021, our CEO was granted an option to purchase 527,426 shares of our common stock and a PSU award for 280,269 shares of our common stock. The PSU award was based on achievement of various revenue targets in two separate performance periods. Please see “Compensation Discussion and Analysis—Long-term Incentive Compensation—PSU Award” below for additional information regarding the PSU award granted to our CEO.

•
MSUs were not earned due to performance targets for MSU plan performance periods ending in fiscal 2021 not being achieved. With respect to the market stock unit (“MSU”) awards granted in fiscal 2018, the Compensation Committee calculated the number of shares of our common stock earned using a sliding scale based on stock price performance above and below the Russell 2000 Index, up to a maximum of 150% of the target number of shares (the “2018 MSU Program”). The MSU awards granted in fiscal 2018 had two performance periods, the second performance period of which began on November 1, 2017 and ended October 31, 2020 (the “2018 MSU Performance Period”). The Compensation Committee determined that the performance requirements for the 2018 MSU Performance Period were not met and all MSUs with respect to such performance period were cancelled.

•
We provide reasonable change in control and severance arrangements. Each NEO’s employment agreement has reasonable post-employment cash payment and benefit levels and contains a “double trigger” acceleration provision for unvested and unearned equity awards in the event of a change in control of the Company. For the terms of the employment agreements for our CEO and the other NEOs, please refer to the information set forth under “—Employment, Change in Control and Severance Arrangements”.

•	We maintain sound corporate governance standards. We have adopted the following executive compensation policies and practices:
•	Independent Compensation Consultant. The Compensation Committee has engaged its own independent compensation consultant.
•
We mitigate unnecessary compensation-related risk. We have implemented robust Board and management-level processes to identify compensation-related risks, and we mitigate undue risk with business controls, including limits on payout levels under our cash incentive award plan and a compensation recovery (“clawback”) policy that applies to both our cash incentive award and long-term incentive compensation plans.

•
We have adopted stock ownership requirements. The Compensation Committee believes it is important for our executives, including our NEOs, and non-employee directors to hold a minimum amount of our equity securities in order to align their interests with those of our stockholders. Consistent with this belief, we have adopted stock ownership requirements for our executives and non-employee directors. All of our executives and non-employee directors are in compliance or are on track to be in compliance with these stock ownership requirements.

•
No hedging or pledging transactions allowed. Our insider trading policy prohibits all of our employees, including our NEOs, and non-employee directors from engaging in any speculative transactions in Company securities, including purchasing on margin, holding Company securities in margin accounts, purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), engaging in short sales, engaging in transactions in derivative securities or engaging in any other forms of hedging transactions. Our employees, including our NEOs, and our non-employee directors are also prohibited from pledging or using Company securities as collateral for loans.
•	We do NOT engage in the following compensation practices:
•	We generally do not provide perquisites or other personal benefits to our NEOs.
•
We do not currently offer pension arrangements, retirement plans (other than our Section 401(k) employee savings plan), or nonqualified deferred compensation plans or arrangements to our senior executives, including our NEOs, except for those who are employed internationally in accordance with local customs and regulations.

•	We do not provide excise tax gross-ups.
The Compensation Committee will continue to analyze our executive compensation policies and practices and adjust them as appropriate to reflect our performance and competitive needs.
How Votes Are Counted
The proposal requires the affirmative vote of a majority of shares present at the Annual Meeting, in person (virtually) or by proxy, and entitled to vote on the proposal. Abstentions will be treated as being present and entitled to vote on the proposal and, therefore, will have the same effect as a vote against the proposal. Broker non-votes, if any, will have no effect on the outcome of the vote.
Because your vote is advisory, it will not be binding on our Board or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and approving our executive compensation program, and our Board value the opinions expressed by our stockholders and will consider the outcome of the vote when making future compensation decisions for our NEOs.
Board’s Recommendation
Based on the information provided above and within “Compensation Discussion and Analysis” in this Proxy Statement, we request that you indicate your support for our executive compensation philosophy, policies and practices by voting in favor of the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s NEOs as described in the Company’s 2021 Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables, and the other narrative compensation disclosures.”
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
The Audit Committee of our Board (the “Audit Committee”) has selected Grant Thornton LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending June 30, 2022. Grant Thornton LLP has audited our consolidated financial statements since fiscal year 2007.
Stockholder ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2022 is not required by law, the Nasdaq Stock Market (“Nasdaq”) listing requirements, our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws (“Bylaws”). However, our Board is submitting the selection of Grant Thornton LLP to our stockholders for ratification as a matter of good corporate governance and practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain Grant Thornton LLP. Even if the selection is ratified, we may appoint a different independent registered public accounting firm during the fiscal year if the Audit Committee determines that such a change would be in the best interests of our Company and our stockholders.
Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from our stockholders.
Audit and Non-Audit Services
The Audit Committee is directly responsible for the appointment, compensation and oversight of our independent auditors. The Audit Committee retained Grant Thornton LLP to audit our consolidated financial statements for the fiscal year ended June 30, 2021. The estimated aggregate fees billed by Grant Thornton LLP for all services relating to fiscal 2021 and 2020 are as follows:
	Fiscal Year Ended June 30,
Service Category	2021	2020
Audit Fees(1)	$1,979,023	$2,154,283
Audit Related Fees(2)	—	—
Tax Fees(3)	5,377	10,739
All Other Fees(4)	—	—
Total	$1,984,400	$2,165,022
(1)
Audit fees primarily consist of fees for professional services performed for the audit of our consolidated annual financial statements and the review of our unaudited quarterly financial statements. Audit fees also include fees for the audit of our internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, issuance of consents and fees for statutory audits.

(2)
Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax Fees consist of fees for tax compliance, tax advice and tax planning services related to an international statutory tax audit.
(4)	All Other Fees consist of fees billed for products and services provided by the independent registered public accountants other than those that meet the criteria above.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services, as well as, to a very limited extent, specifically designated non-audit services that, in the opinion of the Audit Committee, will not impair the independence of the registered public accounting firm. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as required.
How Votes Are Counted
The proposal requires the affirmative vote of a majority of shares present at the Annual Meeting, in person (virtually) or by proxy, and entitled to vote on the proposal. Abstentions will be treated as being present and entitled to vote on the proposal and, therefore, will have the same effect as a vote against the proposal. Broker non-votes, if any, will have no effect on the outcome of the vote.
Board of Directors’ Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2022.

AUDIT COMMITTEE REPORT
The Audit Committee is responsible for overseeing our accounting and financial reporting processes and internal control systems, the appointment, compensation, retention and oversight of Grant Thornton LLP, our independent registered public accounting firm, and audits of our financial statements, all pursuant to the Audit Committee’s written charter. Grant Thornton LLP reports directly to the Audit Committee. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding, as determined by the Audit Committee, from our Company for such advice and assistance.
Management is responsible for preparing our financial statements and for our financial reporting processes, accounting policies, systems of internal controls and disclosure controls and procedures. For our fiscal year ended June 30, 2021, Grant Thornton LLP was responsible for expressing an opinion on the effectiveness of our internal control over financial reporting. Grant Thornton LLP was also responsible for performing an independent audit and expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States. In this context, the Audit Committee hereby reports as follows:
1.	The Audit Committee has reviewed and discussed our audited financial statements for fiscal 2021 with our management.
2.	The Audit Committee has discussed with Grant Thornton LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
3.
The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Grant Thornton LLP its independence.

4.
Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2021, for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
James M. Hindman, Chairperson
Elizabeth Dávila
Joseph E. Whitters
The foregoing Audit Committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under these acts, except to the extent we incorporate by reference into such filings.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis provides information regarding the fiscal 2021 compensation program for our Named Executive Officers (“NEOs”), which includes (i) our principal executive officer, (ii) our principal financial officer, and (iii) our other three most highly-compensated executive officers at fiscal year-end, who were as follows:
Named Executive Officer	Title
Joshua H. Levine(1)	Chief Executive Officer (“CEO”)
Suzanne Winter(2)	President
Shigeyuki (“Shig”) Hamamatsu	Senior Vice President and Chief Financial Officer (“CFO”)
Patrick Spine	Senior Vice President, Chief Administrative Officer
Jesse Chew	Senior Vice President, General Counsel and Corporate Secretary
(1)	Mr. Levine also served as our President through the end of fiscal 2021.
(2)	Ms. Winter served as our Senior Vice President, Chief Commercial Officer through the end of fiscal 2021 and was promoted to President, effective July 1, 2021.
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal 2021. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee and in the case of our CEO, the independent members of our Board, arrived at their specific compensation decisions for our NEOs in fiscal 2021 and discusses the key factors that they considered in determining NEO compensation, which included stockholder feedback and the results of our 2020 “Say-on-Pay” vote.
Executive Summary
Fiscal 2021 Business Highlights
In fiscal 2021, we achieved financial results that were overall consistent with or higher than our expectations, including the following:
•
Achieved total revenue of $182.8 million for the first half of fiscal year 2021, which was 114% of the pre-stablished target level under our cash incentive plan (the “Company Bonus Plan”) for the first half of fiscal 2021;

•
Generated orders (net of cancellations) of $187.3 for the second half of fiscal year 2021, which was 102% of the pre-established target level under our Company Bonus Plan for the second half of fiscal 2021;

•
Achieved total revenue of $213.5 million for the second half of fiscal year 2021, which was 102% of the pre-established target level under our Company Bonus Plan for the second half of fiscal 2021; and

•
Achieved adjusted EBITDA (excluding bonus accrual) of $23.1 million for the second half of fiscal year 2021, which was 90% of the pre-established target level under our Company Bonus Plan for the second half of fiscal 2021.

Fiscal 2020 Say on Pay Vote and Stockholder Engagement
Our Board and management are committed to maintaining sound and effective compensation and governance programs, with policies and programs reflecting best practices and designed to build value for our stockholders. At our 2020 Annual Meeting of Stockholders, approximately 90.6% of the votes cast were voted in favor of the compensation of our then-named executive officers and, indirectly, our executive compensation program. In evaluating our executive compensation program, policies, and practices for fiscal 2021, the Compensation Committee was mindful of the support our stockholders expressed for the Company’s efforts to better enhance the link between executive pay and company performance in fiscal 2020 as well as other discussions with our stockholders. As a result, the Compensation Committee determined that the general compensation principles and philosophy in determining the components of executive compensation for fiscal 2020 continue to closely align the interests of our executive officers to the long-term interests of our stockholders and promote retention and continued to apply the same general principles and philosophy in determining executive compensation for fiscal 2021.

The Compensation Committee recognizes the importance of having on-going and open conversations with our stockholders to solicit their feedback. In an effort to continue to increase the level of stockholder engagement, the Company continued its investor outreach efforts to engage with our stockholders and better understand their perspectives on a variety of matters, including the Company’s performance, governance, human capital management, and executive compensation. For fiscal 2021, the Compensation Committee invited each of our top 15 institutional stockholders holding approximately 55% of our outstanding common stock as of July 1, 2020 to discuss our executive compensation programs, policies, and practices. In addition to the foregoing, we engaged with our stockholders throughout fiscal 2021 through various meetings with members of our executive team, including our CEO, President and CFO, and on occasion members of the Board, including the Chairman of the Board and chairperson of the Compensation Committee. These interactions included the following:
•	virtual presentations at investor and industry conferences, which included individual one-on-one meetings; and
•
one-on-one investor calls, including virtual meetings, initiated by the Board, members of management, and our stockholders over the course of the fiscal year, including following the Company’s quarterly conference calls.

In fiscal 2021, we held over 30 such meetings with one or more institutional stockholders so that they could provide feedback to our executive officers and, in some instances, directly to our Board, including the Chairman of our Board and chairperson of the Compensation Committee. In the aggregate, the institutional stockholders that participated in such meetings in fiscal 2021 held over 25% of our outstanding common stock and included eight of our largest 25 stockholders, in each case as of February 19, 2021. Such ongoing investor outreach helps us understand investor perspectives and to communicate on a variety of corporate governance topics, including our executive compensation program, policies, and practices. We strive to make these events an open forum to actively engage our stockholders in dialogue about all matters, from our financial and operational trends to governance issues, including executive compensation. These interactions allow investors the opportunity to meet, ask questions of, and provide advice to, our executive officers. We value the insights gained from our discussion with our stockholders and find them to be helpful even when points of view vary. The Compensation Committee, as well as the independent members of our Board, consider such stockholder feedback when adopting policies affecting our executive compensation program. For example, although generally speaking stockholders did not identify any specific concerns with our compensation programs during these outreach sessions, we did receive feedback from one stockholder indicating that we should lower the relative weighting and change the calculation of the gross system dollars into backlog metric in our Company Bonus Plan to account for cancellations. As a result, we adjusted such metric to orders (net of cancellations) and also assigned a lower relative weighting to such metric in our Company Bonus Plan for fiscal 2021. We will continue to seek opportunities for dialogue with our stockholders on executive compensation and other matters on an ongoing basis. We are committed to maintaining or bettering such level of stockholder engagement going forward.
Fiscal 2021 Executive Compensation Highlights
Based on its desire to incentivize our senior leadership team for fiscal 2021, which it believes embodies the appropriate experience and skills to successfully execute our long-term business objectives, and taking into account the COVID-19 pandemic and the uncertainties it caused and continues to cause with respect to the Company and its performance, including its current and anticipated future impact on revenue and cash generation, the Compensation Committee (and, in the case of our CEO, the independent members of our Board) took the following actions with respect to the compensation of our NEOs:

Base Salaries	•
As a result of the uncertainties of the COVID-19 pandemic, the Compensation Committee and the independent members of our Board approved temporary base salary reductions of 25% for our CEO and 15% for all other NEOs for the period from June 1, 2020 through December 31, 2020. The annual base salaries for each of our NEOs were reinstated to their original levels as of January 1, 2021 and no additional annual base salary increases were approved through the rest of fiscal 2021 (other than the base salary increase for Ms. Winter in connection with her promotion to our President, which became effective after fiscal 2021).

Cash Incentive Awards	•
In light of the elimination of the cash incentive awards for fiscal 2020, the continuing effects of the COVID-19 pandemic and to provide greater visibility to set reasonable, yet rigorous performance objectives, the Company Bonus Plan for fiscal 2021 was bifurcated into two performance periods, each comprising six months of the fiscal year, with 40% of the aggregate target annual cash incentive opportunity for each participant, including our NEOs, allocated to the first performance period and 60% allocated to the second performance period.

•
Under the Company Bonus Plan, total revenue was the performance objective for the first performance period, together with a minimum cash threshold for funding, and orders entered into backlog (net of cancellations), total revenue and adjusted EBITDA were the performance objectives for the second performance period.

•
Based on our actual performance with respect to such performance objectives, the Compensation Committee, and in the case of our CEO, the independent members of our Board, approved fiscal 2021 cash incentive award payouts to our NEOs of approximately 120% of their aggregate target cash incentive award opportunity, other than with respect to Ms. Winter and Mr. Spine, for the first performance period under our Company Bonus Plan and approximately 96% of their aggregate target cash incentive award opportunity for the second performance period under our Company Bonus Plan.

•
Our NEOs (other than our CEO) received cash incentive award payouts aggregated across both performance periods of fiscal 2021 in amounts ranging from $249,554 to $397,505, with our CEO receiving an aggregate cash incentive award payout in the amount of $945,366.

Annual “Refresh” Equity Awards	•
Consistent with our compensation philosophy that equity awards increase our executive officers’ stake in the Company, thereby reinforcing their incentive to manage our business as owners and tying a significant portion of their target total direct compensation to our stock price performance, the Compensation Committee and, in the case of our CEO, the independent members of our Board, granted to our NEOs “refresh” equity awards.

•
Similar to fiscal 2020, approximately 50% of the grant date fair value of the mix of our CEO’s fiscal 2021 annual “refresh” equity awards was in the form of a performance stock unit (“PSU”) award and the balance was in the form of an option to purchase shares of our common stock. Specifically, our CEO received annual “refresh” awards consisting of a PSU award for 280,269 shares of our common stock and an option to purchase 527,426 shares of our common stock at an exercise price of $4.46 per share.

•
Our NEOs (other than our CEO) received annual “refresh” awards consisting of options to purchase shares of our common stock at an exercise price of $4.46 per share in amounts ranging from 94,936 shares to 137,130 shares and restricted stock unit (“RSU”) awards in amounts ranging from 50,448 shares to 72,869 shares of our common stock.

“Pay-for-Performance”
We believe that there should be a strong relationship between pay and performance, and our executive compensation program reflects this belief. In particular, cash incentive award opportunities and long-term incentive compensation in the form of equity awards represent a majority of the target total direct compensation opportunities of our executive officers, including our NEOs, as reflected in the charts below. These variable compensation elements are considered “at risk” as they are directly dependent upon the achievement of pre-established performance objectives and/or stock price performance.

We structured our cash incentive award opportunities to focus on the achievement of specific short-term financial performance goals that are aligned with our business strategy and would further our longer-term growth objectives. As such, our Company Bonus Plan only funds if we achieve multiple pre-established financial performance objectives, placing our NEOs’ target cash incentive opportunities entirely at risk.
Our long-term incentive compensation program remained consistent with the prior year and was comprised of a combination of options to purchase shares of our common stock, service-based RSU awards and, with respect to our CEO, a PSU award in lieu of a service-based RSU award. The Compensation Committee continues to believes that this combination of awards appropriately balances the various objectives of our long-term incentive compensation program because it promotes long-term value creation critical to driving stockholder value, directly aligns executive compensation with stockholder interests through share ownership, and encourages our key executive officers to remain engaged with our organization through the vesting date of the awards, which is typically a multi-year period.
The following charts illustrate the mix of the fiscal 2021 target total direct compensation opportunities for our NEOs between base salary, target cash incentive opportunities and long-term incentive compensation in the form of equity awards, which are further discussed under the heading “Compensation Elements” below.

The following chart illustrates the allocation of the fiscal 2021 target and realized direct compensation for our NEOs between base salary, cash incentive award opportunities and long-term incentive compensation in the form of equity awards. A significant portion of the “at-risk” cash compensation of our NEOs was earned in fiscal 2021 because we achieved the pre-established performance objectives under the Company Bonus Plan. As a result, the Company Bonus Plan was funded at approximately 120% of target for the first performance period of fiscal 2021 and approximately 96% of target for the second performance period of fiscal 2021, other than those executive officers for whom the Compensation Committee decided to modestly increase their cash incentive awards for the first performance period of fiscal 2021 as a result of personal performance. As such, each NEO received, in the aggregate, approximately 105.6% or more of his or her target cash incentive award opportunity for fiscal 2021.
In addition, as a result, at least in part, of our performance in fiscal 2021, no shares of our common stock were earned or issued with respect to (i) the first performance period (beginning July 1, 2020 and ending June 30, 2021) under the PSU award granted to our CEO in fiscal 2021 or (ii) the second performance period (beginning on November 1, 2018 and ending on October 31, 2020) under our 2018 MSU Program.

FY 2021 Target and Realized Compensation ($000)
$5,000
$4,000
$3,000
$2,000
$1,000
$0
$4,141
$1,812
$1,350
$842
Perf-Based Equity
Appreciation-Based Equity
Time-Based Equity
Bonus
Salary
Target
Realized
Target
Realized
CEO
Average NEO

Target total direct compensation in the chart above includes base salary, target cash incentive award opportunities and the grant date fair value of equity awards, but excludes “other compensation” as reported in the Fiscal 2021 Summary Compensation Table under “Executive Compensation” below. Realized compensation includes base salary paid, the actual cash incentive award paid and the value of time-based RSU awards granted prior to, but vesting in, fiscal 2021. Neither the PSU award granted to our CEO in fiscal 2021 nor any of the MSU awards granted in fiscal 2018 were earned for the performance periods ending in fiscal 2021 and no stock options were exercised by our executive officers in fiscal 2021.
What Guides Our Program
Compensation Philosophy
To achieve our objectives, we need a highly talented and seasoned management team with the integrity, skills and dedication necessary to oversee a dynamic and growing organization and the vision to anticipate and respond to future market developments. Our executive officers must be capable of fulfilling our long-term business strategy, including expanding the growth of our products into the market.
Accordingly, the overarching compensation philosophy approved by the Compensation Committee for fiscal 2021 was grounded in the following principles and objectives:

Pay for Performance	Emphasize “variable” pay that is tied to the achievement of specific, pre-established performance objectives or stock price appreciation over “fixed” pay

Stockholder Alignment
Effectively align our executive officers’ interests with the interests of our stockholders by focusing on long-term equity incentives that correlate with sustainable long-term value growth for our stockholders

Attract, Retain and Motivate	Attract, retain and motivate talented executive officers who can develop, implement and deliver on long-term value creation strategies

Balance the Short- and Long-Term Perspective
Provide a balance of cash incentive bonuses to motivate execution of near-term objectives while also placing a heavier emphasis on long-term equity compensation to focus our executive officers on our long term strategic and financial goals

Market Competitiveness	Use industry appropriate compensation packages that are competitive with those made available to executives at companies with which we compete for executive talent

Consistent with this philosophy, a significant portion of our NEOs’ target total direct compensation in fiscal 2021 was comprised of variable cash incentives (that is, cash incentive award opportunities) and equity-based compensation, consisting of stock options and RSU awards or PSU awards, in order to align compensation with our business performance and the long-term interests of our stockholders.
The compensation ultimately earned by our NEOs in fiscal 2021 reflects in part the fact that we generally achieved our financial performance objectives for fiscal 2021 under our Company Bonus Plan but also reflects the impact of the COVID-19 pandemic on the Company and its performance, including the uncertainties surrounding its potential impact on revenue and cash generation. As a result of our financial performance in fiscal 2021 compared to our annual operating plan, our NEOs earned above-target cash incentive awards for the first performance period and cash incentive awards of approximately 96% of target for the second performance period in accordance with the terms of our Company Bonus Plan (described below). However, as a result of the uncertainties surrounding the COVID-19 pandemic, the base salaries of our executive officers, including our NEOs, were temporarily reduced beginning June 1, 2020 through December 31, 2020. Additionally, as a result of the Company’s performance during the period as well as our stock price performance, no shares of our common stock were earned or issued with respect to (i) the first performance period of the PSU award granted to our CEO in fiscal 2021 or (ii) the second performance period under the 2018 MSU Program.
Compensation Elements
The compensation of our executive officers, including our NEOs, consisted of the following elements in fiscal 2021:
Element	Primary Objectives
Base Salary	•	Fairly and competitively compensate our executive officers
	•	Provide a fixed component to the compensation program

Cash Incentives	•	Reinforce our performance-based culture
	•	Provide our executive officers incentive to achieve our challenging corporate performance objectives
	•	Align corporate performance objectives with our business strategy

Long-Term Incentive Compensation	•	Align our executive officer interests with those of our stockholders
	•	Serve as an important retention tool in a highly competitive environment
	•	Incentivize future performance of our executive officers to execute our long-term strategy and create value for our stockholders
	•	Reward past corporate and individual performance

Governance Standards and Executive Compensation Practices
We maintain sound corporate governance standards as reflected in our executive compensation policies and practices. The following policies and practices were in effect in fiscal 2021:
What We Do	What We Do Not Do
“Double-Trigger” Equity Acceleration	No “Single-Trigger” Change in Control Arrangements
Compensation Recovery (“Clawback”) Policy	No Perquisites
Stock Ownership Requirements	No Special Retirement Plans
Annual Compensation Risk Assessment	No Option Backdating or Repricing
Annual Say-on-Pay Vote	No Hedging or Pledging
Independent Compensation Consultant	No Excise Tax Gross Ups
Independent Compensation Committee	No Current Equity Compensation Plans with “Evergreen” Provisions
No Guaranteed Base Salary Increases
No Compensation Committee Interlock

•
“Double-Trigger” Equity Acceleration. Our executive officers’ employment agreements contain “double trigger” acceleration provisions for equity awards, which requires both a change in control of the Company and an involuntary termination of employment before the vesting of outstanding and unvested equity awards is accelerated.

•
Compensation Recovery (“Clawback”) Policy. Each of our Company Bonus Plan, 2007 Incentive Award Plan, and the 2016 Equity Incentive Plan include provisions allowing for potential recovery of performance-based or incentive compensation paid to our executive officers if (i) we are required to restate our financial results or materially reduce publicly disclosed backlog figures and (ii) the compensation received by our executive officers who received awards under such plans is greater than would have been paid or awarded if calculated based on the restated financial results or the materially reduced backlog figures.

•
Stock Ownership Requirements. We have adopted stock ownership requirements for our executive officers and non-employee directors. All of our executive officers and non-employee directors are in compliance with these stock ownership requirements or are on track to be in compliance within the applicable timeframe specified in such requirements.

•
Annual Compensation Risk Assessment. The Compensation Committee directs our independent compensation consultant to conduct an annual review of our compensation policies and practices and respective risk profiles as described in “Corporate Governance and Board of Directors Matters—Compensation Risk Considerations” below.

•
Annual Say-on-Pay Vote. We hold say-on-pay votes annually, which the Compensation Committee reviews to determine support of our executive compensation program as described in “Proposal Two—Advisory Vote to Approve the Compensation of Our Name Executive Officers” above.

•	Independent Compensation Consultant. The Compensation Committee has engaged its own independent compensation consultant.
•
Independent Compensation Committee. Each member of our Compensation Committee is independent under the applicable rules and regulations of the Securities and Exchange Commission, Nasdaq and the Internal Revenue Code applicable to Compensation Committee members and each member of the Compensation Committee is also “disinterested” under Rule 16b-3 of the Exchange Act of 1934, as amended.

•	No “Single-Trigger” Change in Control Arrangements. We do not provide our executive officers with single trigger change in control severance payments or benefits.
•
No Perquisites. Generally, we do not provide perquisites or other personal benefits to our executive officers, including our NEOs. Our executive officers participate in our broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

•
No Special Retirement Plans. We do not currently offer pension arrangements, retirement plans (other than our Section 401(k) employee savings plan) or nonqualified deferred compensation plans or arrangements to our executive officers, including our NEOs.

•	No Option Backdating or Repricing. We do not allow backdating or repricing of our option awards.
•
No Hedging or Pledging. Our insider trading policy prohibits our employees, including our NEOs, and our non-employee directors from engaging any speculative transactions in our securities, including purchasing on margin, holding Company securities in margin accounts, purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), engaging in short sales, engaging in transactions in derivative securities or engaging in any other forms of hedging transactions. Our employees, including our NEOs, and our non-employee directors are also prohibited from pledging or using our securities as collateral for loans.

•	No Excise Tax “Gross-Ups.” We do not provide excise tax “gross-ups” to our executive officers under any circumstances.
•	No Current Equity Compensation Plans with “Evergreen” Provisions. Our current equity compensation plans do not contain “evergreen” provisions.

•	No Guaranteed Base Salary Increases. We do not guarantee our executive officers base salary increases.
•
No Compensation Committee Interlocks. There is no interlock among our Compensation Committee members as described in “Corporate Governance and Board of Directors Matters—Compensation Committee Interlocks and Insider Participation” below.

Compensation Setting Process
Role of Compensation Committee and the Board
The Compensation Committee oversees our executive compensation philosophy and administers our executive compensation program. The Compensation Committee is responsible for reviewing the performance and approving the compensation of our executive officers, including our NEOs (other than our CEO). The independent members of our Board are responsible for reviewing the performance of our CEO and approving his compensation. The Compensation Committee is also responsible for reviewing and recommending to our Board the compensation of our non-employee directors and establishing and regularly reviewing the compensation and benefits policies for our executive officers. For additional information on the Compensation Committee, including the scope of its authority, see “Corporate Governance and Board of Directors Matters—Compensation Committee,” below.
At the beginning of each fiscal year, our Board, after consulting with management, establishes our corporate performance objectives, and the Compensation Committee, after consulting with management, reviews and approves the individual performance objectives for each executive officer (other than our CEO) and makes decisions with respect to any base salary adjustment, target cash incentive award opportunities and equity awards for our executive officers, including our NEOs (other than our CEO), for the upcoming fiscal year. The independent members of our Board, based on the recommendations of the Compensation Committee, approve the individual performance objectives for our CEO and make decisions with respect to his base salary adjustment, target cash incentive award opportunity and equity awards. After the end of the fiscal year, the Compensation Committee assesses the performance of our executive officers, including our NEOs (other than our CEO), to determine the payouts for the cash incentive award opportunities for the previous year, and the independent members of our Board assess the performance of our CEO to determine his cash incentive award payout in light of the previously established performance objectives. With respect to fiscal 2021, given that our Company Bonus Plan for fiscal 2021 was bifurcated into two performance periods, such assessment was also completed following the completion of the first performance period under our Company Bonus Plan. In addition, in May 2020, due in part to the uncertainties of the COVID-19 pandemic and its impact or anticipated impact on the Company and its performance, including its potential impact on revenue and cash generation at the time, the independent members of our Board, consistent with its authority to make adjustments to base salaries, approved temporary decreases in base salary for all of our executive officers, including our NEOs, beginning June 1, 2020 through December 31, 2020.
Role of Management
To aid in its deliberations, each fiscal year our CEO provides recommendations to the Compensation Committee regarding the individual compensation elements for each of our executive officers, including our NEOs (other than himself). Prior to formulating these recommendations, our CEO conducts an annual performance review of our other executive officers to evaluate their performance for the prior fiscal year based on the objectives previously established by the Compensation Committee. Our CEO then presents the results of these evaluations, along with his recommendations with regard to their compensation for the current fiscal year, including base salary adjustments, target cash incentive award opportunities and payouts and equity awards, to the Compensation Committee for its consideration. In advance of making such recommendations, our CEO often reviews competitive market data provided by the Compensation Committee’s independent compensation consultant and takes into consideration such factors as our compensation philosophy, achievement of individual performance goals and objectives and internal pay equity.
Our CEO also assists our Board in formulating our performance objectives for the fiscal year and the Compensation Committee in developing the individual performance objectives for each executive officer. The Compensation Committee reviews, discusses and modifies such recommendations as it deems appropriate prior to approving them or, in the case of our CEO, prior to recommending them to our Board for approval.
Similarly, our CEO’s performance is reviewed annually by the Compensation Committee as well as the other independent members of our Board as part of their deliberations with respect to his compensation. The Compensation

Committee makes recommendations regarding the compensation of our CEO to the independent members of our Board, who approve all elements of our CEO’s compensation.
Typically, our CEO is present at Compensation Committee meetings where executive compensation and corporate and individual performance are discussed and evaluated (except when his own compensation and performance are determined or reviewed). From time to time, our CFO, General Counsel and Chief Administrative Officer, who oversees our Human Resources function, may also attend Compensation Committee meetings at which executive compensation matters are discussed and participate in those discussions (except when their own compensation and performance are determined or reviewed).
Role of Compensation Consultant
The Compensation Committee retained Compensia, Inc., a national compensation consulting firm (“Compensia”), as its advisor to provide advice with respect to our executive and non-employee director compensation programs for fiscal 2021. Compensia advised the Compensation Committee with respect to trends in executive compensation, the development of the Compensation Peer Group (as defined below), the determination of compensation programs, the assessment of competitive pay levels and mix (for example, the proportion of fixed pay to incentive pay and the proportion of annual cash pay to long-term incentive pay) and setting compensation levels. Compensia also consulted with the Compensation Committee to formulate and design new programs to better align our executive officers’ performance with the interests of our stockholders.
Compensia did not perform any other services for us or the Compensation Committee in fiscal 2021. Based on its review, the Compensation Committee has determined that Compensia’s services did not raise any conflict of interest and, after consideration of the factors set forth in the rules of the Securities and Exchange Commission and the Nasdaq Listing Rules, determined that Compensia was independent within the meaning of those rules and standards.
Compensation Peer Group
For fiscal 2021, the Compensation Committee determined the compensation of our executive officers, including our NEOs, including the allocation between cash and equity compensation based on an analysis of the data reflected in the Radford April 2020 High-Tech Industry Survey (the “Radford Survey”) for companies with $200 million to $1.0 billion in annual revenue, as well as an assessment of our performance and compensation practices against a peer group of 13 medical device companies (the “Compensation Peer Group”) with whom we compete for executive talent, which are in our industry sector or which have comparable financial and organizational characteristics (collectively, the “Relevant Market Data”). The Compensation Peer Group of 13 medical device companies was recommended by Compensia and submitted to the Compensation Committee for its review and approval. The Compensation Peer Group for fiscal 2021 was approved by the Compensation Committee in March 2020.
The criteria used to develop the fiscal 2021 Compensation Peer Group included the following:
Primary Factors:
•	Similar business focus (i.e., companies that develop and design highly technical medical devices);
•	Annual total revenue of approximately $200 million to $1.0 billion;
•	Market capitalization of up to approximately four times our market capitalization; and
•	Headquartered in the United States.
The fiscal 2021 Compensation Peer Group is set forth below:
AngioDynamics, Inc.	Meridian Bioscience Inc.	RTI Surgical Holdings, Inc.
CONMED Corporation	Merit Medical Systems, Inc.	Varex Imaging Corp.
Cutera, Inc.	Natus Medical Incorporated	ViewRay, Inc.
Endologix Inc.	Orthofix International N.V.
Lantheus Holdings, Inc.	RadNet Inc.

The following table summarizes our relative positioning to the fiscal 2021 Compensation Peer Group when the Compensation Committee conducted its annual review of our executive compensation program at the end of fiscal 2020.
Criteria	Accuray FY 2020	Target for Peer Group	2021 Peer Group Median (Data as of 6/30/20)
Revenue ($MM)	$383	0.5x - 2.5x	$332
Market Capitalization ($MM)	$201	0.5x - 4.0x	$658
Employees	932	0.5x - 3.5x	935
The Compensation Committee annually reviews the composition of the Compensation Peer Group to ensure it is the most relevant set of companies to use for comparison purposes.
In evaluating the base salaries of our executive officers for fiscal 2021, establishing target cash incentive award opportunities and granting equity awards, the Compensation Committee reviewed the Relevant Market Data to inform its decisions on individual compensation elements, in particular the competitive reasonableness of such elements and to ensure that its decisions were consistent with our compensation philosophy and strategy. While the Compensation Committee considered the Relevant Market Data, it did not make its decisions solely based on targeting compensation to specific benchmarks against the Relevant Market Data. Instead, the Compensation Committee took an approach consistent with its intention to (i) set performance objectives for cash incentive compensation so that target level payouts would only be made if our executive officers and the Company performed at a superior level that would be difficult to achieve and (ii) provide our executive officers with the ability to earn above-market compensation for exceptional performance that furthered our long-term financial and strategic goals.
Tally Sheets
As part of our annual executive compensation approval process, with the assistance of Compensia, the Compensation Committee reviews each executive officer’s compensation history for the past five years or, if an executive officer was hired within the past five years, since his or her date of hire, including each compensation element and how it compared to the Relevant Market Data for the most recent fiscal year. The Compensation Committee also reviews tally sheets setting forth the expected value of annual compensation and benefits for each executive officer, including our NEOs, which includes base salaries, potential cash incentive award payouts and minimum and maximum levels, long-term incentive compensation, including the mix of equity awards and the number of shares of our common stock subject to outstanding stock options, RSU awards, PSU awards and MSU awards granted, including the fair value at grant, and the annualized cost of other benefits.
These tally sheets also set forth the accumulated value of the compensation and benefits for each executive officer, including our NEOs, which includes the accumulated value of equity awards and the accumulated value of potential payouts under different separation from employment scenarios, including under our post-employment compensation arrangements. Reviewing tally sheets each year facilitates the Compensation Committee’s evaluation of the reasonableness of the total accumulated value of the compensation and benefits provided to each executive officer, including our NEOs. For fiscal 2021, the tally sheets served to assist the Compensation Committee and, in the case of our CEO, the independent members of our Board, in understanding the total annual compensation opportunity for each executive officer and relative compensation among our executive officers, but did not affect any specific decision relating to our executive officers’ compensation.
Fiscal 2021 Executive Compensation Program
Base Salary
We believe that a competitive base salary is the essential foundation to providing an appropriate total direct compensation package for our executive officers, including our NEOs. We use base salary to fairly and competitively compensate our executive officers for the jobs we ask them to perform. We view base salary as the most stable component of our executive compensation program, as this amount is not at risk.
The Compensation Committee and, in the case of our CEO, the independent members of our Board, makes adjustments to base salary when it believes there is a deviation from market based on a review of the Relevant Market Data, when an individual is promoted or assumes an increase in responsibility or when the Compensation Committee determines that an individual’s performance warrants an adjustment. The Compensation Committee (or in the case of our CEO, the independent members of our Board) reviews the base salary levels of our executive officers each year to determine whether an adjustment is warranted.
In May 2020, due in part to the uncertainties of the COVID-19 pandemic and its impact or anticipated impact on the Company and its performance, including its potential impact on revenue and cash generation at the time, our Board approved temporary base salary reductions of 25% for our CEO and 15% for all other executive officers, including our NEOs, for the period beginning June 1, 2020 through December 31, 2020. Subsequently, beginning January 1, 2021, the base salaries for our CEO and other executive officers, including our NEOs, were reinstated to their original levels in effect prior to such reductions and no further adjustments were made to base salaries for the remainder of the fiscal year. The base salaries of each of our NEOs as of the end of fiscal 2021 are shown below:
Named Executive Officer	Fiscal 2021 Base Salary(1)
Joshua H. Levine	$745,900
Shig Hamamatsu	$417,200
Suzanne Winter(2)	$450,000
Patrick Spine	$393,800
Jesse Chew	$393,800
(1)
The fiscal 2021 base salaries set forth in this table were effective January 1, 2021, reflecting the reinstated base salaries in effect after expiration of the temporary reduction in base salaries that was approved by our Board due in part to the uncertainties of the COVID-19 pandemic and its impact or anticipated impact on the Company and its performance at the time. The base salaries of each of the NEOs during the temporary reduction in base salaries (beginning June 1, 2020 through December 31, 2020) were: $559,425 for Mr. Levine, $354,620 for Mr. Hamamatsu, $382,500 for Ms. Winter, $334,730 for Mr. Spine and $334,730 for Mr. Chew.

(2)
Ms. Winter was promoted to President in July 2021. The base salary listed under “Fiscal 2021 Base Salary” for Ms. Winter reflects her base salary as of June 30, 2021, the end of fiscal 2021. Ms. Winter’s fiscal 2022 base salary is $540,000, reflecting her promotion to President.

The annual base salaries earned and paid to our NEOs are reported in the Fiscal 2021 Summary Compensation Table under “Executive Compensation” below.
Cash Incentives
Typically, the cash incentive awards under our Company Bonus Plan serve to reinforce our performance-based culture. The Compensation Committee believes in providing our executive officers, including our NEOs, with a target base salary compensation opportunity near market median and target total cash compensation opportunity above the market median tied to the achievement of challenging, pre-established corporate performance objectives that are aligned with our business strategy. Historically, due to the challenging nature of the objectives that the Compensation Committee established, payouts under our Company Bonus Plan have averaged approximately 54% of their target level from fiscal 2013 through fiscal 2019. For fiscal 2020, cash incentive awards were eliminated for such fiscal year despite the Company’s achievement of certain of the performance objectives under the Company Bonus Plan in effect for fiscal 2020. As with base salary, each executive officer’s target cash incentive award opportunity is set with reference to his or her performance over the previous fiscal year as evaluated by our CEO or, in the case of our CEO, the independent members of our Board, his or her experience and responsibilities, the critical nature of his or her position relative to our success, our retention needs, the Relevant Market Data, and our CEO’s recommendation with respect to our other NEOs.
In light of the elimination of the cash incentive awards for fiscal 2020, the continuing effects of the COVID-19 pandemic and the uncertainties it caused and continues to cause with respect to the Company and its performance and to provide greater visibility to set reasonable, yet rigorous performance objectives for employees, the fiscal 2021 cash incentive awards were bifurcated into two performance periods, each comprising six months of the fiscal year. Accordingly, at the beginning of each performance period for fiscal 2021, the Compensation Committee reviewed and approved the corporate performance objectives and related target levels for such performance period’s cash incentive awards, and, after the end of each performance period for fiscal 2021, reviewed and approved the cash incentive award payout for each executive officer for the applicable performance period, including our NEOs, but excluding our CEO, whose target cash incentive award opportunity and payout was reviewed and approved by the independent members of our Board. The table below sets forth, for fiscal 2021, the target cash incentive award opportunity for each of our NEOs as a percentage of base salary and in absolute dollars.

Fiscal 2021 Company Bonus Plan Target Cash Incentive Award Opportunities
	Fiscal 2021
	Target	First Performance Period Target(1)	Second Performance Period Target(1)
Named Executive Officer	(%)	($)	($)
Joshua H. Levine	120	358,032	537,048
Shig Hamamatsu	75	125,160	187,740
Suzanne Winter	80	144,000	216,000
Patrick Spine	60	94,512	141,768
Jesse Chew	60	94,512	141,768
(1)
Target cash incentive awards under the Company Bonus Plan for fiscal 2021 are calculated based upon each NEO’s base salary, as defined in the Company Bonus Plan, without giving effect to the temporary decrease in base salary for each NEO beginning June 1, 2020 through December 31, 2020.

Fiscal 2021 Company Bonus Plan Performance Objectives
All employees, including our NEOs, are eligible to participate in the Company Bonus Plan, which was adopted by the Compensation Committee. For fiscal 2021, our cash incentive awards were designed to reward our executive officers, including our NEOs, based on our financial performance. In establishing the fiscal 2021 cash incentive award program for our executive officers, including our NEOs, the Compensation Committee determined that their award opportunities should be directly linked to achieving multiple corporate financial performance objectives that were considered key drivers of the Company’s long-term strategy and stockholder value creation. For fiscal 2021, in light of the elimination of the cash incentive awards for fiscal 2020, the COVID-19 pandemic and the uncertainties it caused and continued to cause with respect to the Company and its performance and to provide greater visibility to set reasonable, yet rigorous performance objectives for employees, including our NEOs, the fiscal 2021 cash incentive awards were bifurcated into two performance periods, each comprising six months of the fiscal year. For each eligible employee, including our NEOs, 40% of their target cash incentive award opportunity for fiscal 2021 was allocated to the first performance period beginning July 1, 2020 and ending December 31, 2020 (the “First Half Bonus”) and 60% was allocated to the second performance period beginning January 1, 2021 and ending on June 30, 2021 (the “Second Half Bonus”).
The bonus pool for both the First Half Bonus and Second Half Bonus under the Company Bonus Plan would fund only if the corporate financial performance objectives established by our Board or the Compensation Committee were achieved at pre-established threshold levels as of December 31, 2020 and June 30, 2021, respectively. Accordingly, if the bonus pool did not fund with respect to a performance period, no executive officer would be entitled to any cash incentive award payout under the Company Bonus Plan for such performance period, regardless of his or her individual performance. To the extent that the bonus pool was funded for a performance period, the Company Bonus Plan entitled each executive officer to an actual cash incentive award payout for such performance period as determined by the formula below, provided that the Compensation Committee or our Board could exercise positive or negative discretion to increase or reduce the overall funding percentage and/or to increase or reduce any individual award payout, including for individual performance in accordance with the terms of the Company Bonus Plan.

Our Board established total revenue for the period as the corporate financial performance objective used to determine the funding percentage for the first performance period under the Company Bonus Plan for fiscal 2021, subject to the achievement of the minimum cash requirement (discussed below). Our Board established three corporate financial performance objectives for the second performance period under the Company Bonus Plan for fiscal 2021: orders (net of cancellations), total revenue and adjusted EBITDA, each measured as of June 30, 2021. These performance objectives were applied in the same manner to all of our executive officers, including our NEOs. Our Board established target levels and minimum funding thresholds with respect to each performance objective, thereby requiring that we achieve the minimum threshold set for each objective in order for any funding to occur with respect to that objective.
In addition, with respect to the first performance period, our Board set a minimum cash requirement that had to be met as of December 31, 2020 in order for any funding to occur for the first performance period (the “First Half Minimum Cash Condition”). If the First Half Minimum Cash Condition was not met, the Company Bonus Plan provided for the First Half Bonus to be funded and paid along with the Second Half Bonus if (i) a separate minimum cash requirement for the second performance period in an amount to be determined by our Board was met as of June 30, 2021 and (ii) the threshold level of total revenue for the first performance period was met or exceeded. If the separate minimum cash requirement for the second performance period was not met, the First Half Bonus would not be funded even if the threshold level of total revenue for the first performance period was achieved.
The performance objectives and their relative weightings, target levels and minimum funding thresholds for the first and second performance periods of fiscal 2021, as well as the actual performance attained, were as follows:
First Performance Period of 2021*
Performance Objective	Weighting	Target	Threshold	Maximum	Actual Results	% Plan Attained	% Weighted Funding
Fiscal 2021 First Half Revenue	100%	$160.7 million	$150.6 million	$163.4 million	$182.8 million	114	120
*	The First Half Minimum Cash Condition was $90.6 million in cash as of December 31, 2020, which the Company met.
Second Performance Period of 2021*
Performance Objective	Weighting	Target	Threshold	Actual Results	% Plan Attained	% Weighted Funding
Orders (net of cancellations)	30%	$184.1 million	$165.7 million	$187.3 million	102	30
Total Revenue	50%	$209.6 million	$188.7 million	$213.5 million	102	50
Adjusted EBITDA	20%	$25.6 million	$19.2 million	$23.1 million	90	16
*	Maximum achievement levels were set at target levels for the second performance period.
Each performance objective other than orders (net of cancellations) and adjusted EBITDA was calculated on a GAAP basis, consistent with the GAAP financial measures reported in our quarterly earnings releases. For purposes of the Company Bonus Plan, “orders (net of cancellations),” a non-GAAP financial measure, was calculated by subtracting cancellations from backlog from orders entered into backlog, in each case during the performance period, and “adjusted EBITDA,” a non-GAAP financial measure, was calculated by excluding any bonus accrual amounts. The Compensation Committee could, in its discretion, approve exclusions in the nature of one-time occurrences, extraordinary items or events outside management’s control.
With respect to each performance period, the Compensation Committee assessed whether and to what extent the performance objectives for such performance period were met. In addition, with respect to the first performance period, the Compensation Committee assessed whether the First Half Minimum Cash Condition was met. The funding with respect to the first performance period was based on a funding slope in a straight line from 25%, at the minimum threshold level, to 100%, at the target level, provided that the First Half Minimum Cash Condition was met. In the event the total revenue performance measure was achieved at greater than the target level in the first performance period, the funding would also be based on a straight line from 100% at the target level to the maximum funding opportunity at 120%. The funding with respect to each performance objective in the second performance period was based on a funding slope in a straight line from 50% at the minimum threshold level to 100% at the target level, with the maximum funding opportunity set at 100%.

Based on our actual corporate performance results, the funding methodology resulted in funding of the bonus pool at approximately 120% of the target level for the first performance period of fiscal 2021 and 96% of the target level for the second performance period of fiscal 2021. Based on these performance levels, the cash incentive award opportunities and payouts made to our NEOs in the first and second performance periods of fiscal 2021 were as follows:
First Performance Period Company Bonus Plan Payouts (40%)
	Target First Performance Period Cash Incentive Award Opportunity		First Performance Period Fiscal 2021 Payout ($)(1)
Named Executive Officer	(%)	($)
Joshua H. Levine	120	358,032	429,638
Shig Hamamatsu	75	125,160	150,192
Suzanne Winter(2)	80	144,000	190,080
Patrick Spine(3)	60	94,512	124,756
Jesse Chew	60	94,512	113,414
(1)
The first performance period payout for each NEO (prior to the adjustments discussed in the following footnote) was derived by multiplying (x) the approximate 120% funding level by (y) 40% of each NEO’s annualized gross cash wages (base salary) earned by such NEO during the first performance period as calculated in accordance with the Company Bonus Plan, without giving effect to the temporary base salary reductions for each NEO, effective June 1, 2020 through December 31, 2020, by (z) the NEO’s target cash incentive award opportunity (as a percentage of base salary). Payouts for the first performance period were paid during fiscal year 2021.

(2)
The Compensation Committee increased Ms. Winter’s first performance period payout by approximately $17,000 from her first half cash incentive award opportunity (funded at 120%) to reward Ms. Winter for her performance rating and significant contributions to various strategic initiatives during the first half of fiscal 2021 that were not reflected in the performance objectives established for the first performance period. In particular, the Board wanted to recognize excellent performance by Ms. Winter in taking on the additional responsibilities of Research and Development leadership and acting as a director on the board of our joint venture in China, including reorganizing the research and development function to better position the Company for achieving its growth strategy and finalizing specifications for the joint venture’s product for the China market. In addition, in the first half of fiscal 2021, Ms. Winter performed above expectations in leading the Company’s rebranding initiative and new corporate vision, repositioning the Company’s go-to market strategy, leading the Company’s strategic planning process and providing executive leadership in investor relations communications.

(3)
The Compensation Committee increased Mr. Spine’s first performance period payout by approximately $11,000 from his first half cash incentive award opportunity (funded at 120% of target) to reward Mr. Spine for his performance rating and significant contributions to various strategic initiatives during the first half of fiscal 2021 that were not reflected in the performance objectives established for the first performance period. In particular, during the first half of fiscal 2021, Mr. Spine independently sourced candidates for a number of key critical open positions, including the SVP of Regulatory and Quality Affairs and Board positions, and oversaw the successful completion of a data center migration from the Company’s headquarters in Sunnyvale, California to Madison, Wisconsin to provide for facility and IT infrastructure flexibility with minimal disruption, both of which achieved significant savings for the Company.

Second Performance Period Company Bonus Plan Payouts (60%)
	Target Second Performance Period Cash Incentive Award Opportunity		Second Performance Period Fiscal 2021 Payout ($)(1)
Named Executive Officer	(%)	($)
Joshua H. Levine	120	537,048	515,727
Shig Hamamatsu	75	187,740	180,287
Suzanne Winter	80	216,000	207,425
Patrick Spine	60	141,768	136,140
Jesse Chew	60	141,768	136,140
(1)
The second performance period payout for each NEO was derived by multiplying (x) the approximate 96% funding level by (y) 60% of each NEO’s annualized gross cash wages (base salary) earned by such NEO during the second performance period, as calculated in accordance with the Company Bonus Plan, by (z) the NEO’s target cash incentive award opportunity (as a percentage of base salary).

The cash incentive award payouts for the first and second performance periods of fiscal 2021 are reported in the Fiscal 2021 Summary Compensation Table under “Executive Compensation” below.
Long-Term Incentive Compensation
We believe that long-term incentive compensation in the form of equity awards provide a strong alignment between the interests of our stockholders and our executive officers, including our NEOs, and serve as an important retention tool, especially given the highly competitive environment in which we compete to attract and retain talent. Accordingly, the Compensation Committee seeks to motivate and retain our executive officers through the use of equity awards consistent with the reasonable management of our overall equity compensation expense and stockholder dilution. The Compensation Committee and, in the case of our CEO, the independent members of our Board, grants equity awards to our executive officers, including our NEOs, at the beginning of each fiscal year, as a reward for past corporate and individual performance, as an incentive for future performance, and to satisfy our retention objectives.
In the past, our executive officers have been granted service-based RSU awards, performance-based equity in the form of PSU awards (for our CEO), and MSU awards, including MSUs that had performance periods that continued through October 2020, and options to purchase shares of our common stock, all of which, to the extent they remain outstanding, continue to provide incentive to our executive officers to drive stockholder value over the relevant vesting or performance period, as applicable.
For fiscal 2021, given the continued desire to (i) drive alignment between executive interests and the interests of our stockholders, (ii) properly incentivize our executive officers to effectively execute our growth strategy, including our near-term and long-term growth strategy in China with our joint venture, and (iii) retain our executive officers, the Compensation Committee, and in the case of our CEO, the independent members of our Board, granted equity awards under our long-term incentive compensation program to our executive officers in the form of (i) a mix of options to purchase shares of our common stock and RSU awards to our executive officers, excluding our CEO but including our other NEOs, and (ii) a mix of options to purchase shares of our common stock and a PSU award in the case of our CEO. Consistent with our practice from fiscal 2020, approximately 50% of the grant date fair value of the equity awards comprised of an option to purchase shares of our common stock and the balance consisted of RSUs, with respect to our NEOs other than our CEO, or a PSU award, with respect to our CEO.
The Compensation Committee believes this mix of options and RSU awards is appropriate for our NEOs (other than our CEO) because it provides a balance between a meaningful incentive (given that stock options only provide value to the optionee in the event that our stock price increases following the date of grant) and retention (given that RSU awards only vest and become payable based upon continued service over time). In addition, in light of the elimination of the cash incentive awards for fiscal 2020 and temporary base salary reductions that were in effect from June 1, 2020 through December 31, 2020 due to the COVID-19 pandemic, retention continued to be a concern in fiscal 2021 and played a significant role in the Compensation Committee’s decision to continue using a mix of RSU awards and stock options. The time-vested RSU awards offer more certainty in value delivery (while still being stockholder-aligned) thereby driving executive retention. In addition, the Compensation Committee continues to believe that options have a strong performance orientation since they only provide value if the stock price increases. All of the equity awards granted to our NEOs have either a four-year or three-year vesting period, which incentivize continued service with the Company over the vesting period and help achieve our retention objectives as well. Further, with respect to our CEO, who received a PSU award rather than an RSU award, the independent members of our Board believe the use of PSUs over RSUs or solely options establishes a stronger connection between the compensation of our CEO and the achievement of performance goals that are important for long-term stockholder value creation.
Consistent with the Compensation Committee’s and our Board’s intent to align executive interests with those of our stockholders:
•
Our Board declined to exercise any discretion to adjust any of the performance goals related to any outstanding PSU or MSU awards despite the effect the COVID-19 pandemic was having on the Company’s performance;

•
The options to purchase shares of our common stock granted to our executive officers as part of our long-term incentive compensation program for fiscal 2021 did not have any realizable value as of the last business day in fiscal 2021 due to our stock price performance; and

•
No shares of our common stock were earned or issued with respect to (i) the performance period ending in fiscal 2021 for the MSU awards granted in fiscal 2018 or (ii) the PSU award granted to our CEO in fiscal 2021 as a result of the rigorous First Performance Period Goal (as defined below), which would have allowed our CEO to earn the First Performance Period PSUs (as defined below) only if above-plan revenue was achieved in the aggregate across all regions (excluding China) and above-plan revenue was achieved in China on a stand-alone basis, both during the First Performance Period.

Historically, the size of an executive officer’s equity award is determined by the Compensation Committee and, in the case of our CEO, the independent members of our Board, after considering his or her performance against his or her individual goals and objectives over the last fiscal year as evaluated by our CEO (or, in the case of our CEO, as evaluated by the independent members of our Board), an evaluation of his or her target total direct compensation, an evaluation of his or her accumulated equity holdings, the critical nature of his or her position relative to our success, our retention needs, the Relevant Market Data, internal parity, role hierarchy and such other factors as the Compensation Committee or the independent members of our Board, as applicable, determines relevant.
In addition, outside of our long-term incentive compensation program, we granted Ms. Winter a performance stock option at the end of fiscal 2021 in connection with her promotion to President, as discussed in further detail below.
Fiscal 2021 Annual “Refresh” Equity Awards
For fiscal 2021, after assessing their individual performance, our CEO recommended equity award amounts to the Compensation Committee for each of our executive officers, including each of our other NEOs, other than himself. The Compensation Committee reviewed our CEO’s recommendations and, after assessing each of the factors described above, determined the equity awards to be granted for each executive officer as set forth below.
For our CEO, the independent members of our Board assessed his individual performance and the factors described above to determine the equity awards to be granted to him and granted him an option to purchase shares of our common stock and a PSU award as set forth below.
PSU Award
For fiscal 2021, in an effort to continue to align CEO compensation with the Company’s performance and therefore stockholder value creation, the independent members of our Board granted a PSU award to our CEO for 280,269 shares of our common stock. The award was meant to be a realistic depiction of the two-year financial aspirations of the Company which, while achievable, was designed to be challenging and to only reward our CEO for overperformance. In addition, the performance goals for the PSU award were tied to the Company’s revenue (both total revenue excluding China and total revenue from China), which are key strategic business drivers of the Company’s long-term success and stockholder value creation. The PSU award consists of two performance periods, the first performance period of which began on July 1, 2020 and ended on June 30, 2021 (the “First Performance Period”) and the second performance period of which began on July 1, 2021 and will end on June 30, 2022 (the “Second Performance Period”). 40% of the aggregate number of PSUs granted under the award (the “First Performance Period PSUs”) would become eligible to vest subject to the achievement of the rigorous performance goals set for the First Performance Period and the remaining 60% of PSUs granted under the award (the “Second Performance Period PSUs”) would become eligible to vest subject to the achievement of the rigorous performance goals set for the Second Performance Period.
The First Performance Period PSUs could be earned by either: (a) the Company achieving (i) total revenue (excluding any revenue from China) in fiscal 2021 nearly equivalent to the forecasted total revenue (excluding any revenue from China) for fiscal 2021 and (ii) total revenue from China in fiscal 2021 at least equal to the forecasted total revenue from China in fiscal 2021 (collectively, the “First Performance Period Primary Goals”) or (b) the Company achieving (i) aggregate total revenue (excluding any revenue from China) in fiscal 2021 and 2022 nearly equivalent to the aggregate forecasted total revenue (excluding any revenue from China) for fiscal 2021 and 2022 and (ii) total revenue from China in fiscal 2021 and 2022 at least equal to the aggregate forecasted total revenue from China for fiscal 2021 and 2022 (collectively, the “First Performance Period Secondary Goals,” and together with the First Performance Period Primary Goals, the “First Performance Period Goals”). As such, the First Performance Period PSUs would only vest upon achievement of the rigorous First Performance Period Primary Goals or upon overachievement of already rigorous goals in order to achieve the First Performance Period Secondary Goals. If the First Performance Period Goals were not achieved, the First Performance Period PSUs would not become eligible to vest.

The Second Performance Period PSUs could be earned by the Company achieving (i) total revenue (excluding any revenue from China) in fiscal 2022 at least 10% higher than the threshold for fiscal year 2021 under the First Performance Period Primary Goals and (ii) total revenue from China in fiscal 2022 at least 6% higher than the threshold for fiscal year 2021 under the First Performance Period Primary Goals (collectively, the “Second Performance Period Goals”). In designing the Second Performance Period Goals, the Board recognized that there were certain factors beyond our CEO’s control that may adversely impact his ability to achieve such goals, including tender delays in China, which the Company previously experienced. Accordingly, the Board provided that if the First Performance Period Primary Goals had been met, but the Second Performance Period Goals related to China revenue are not met due tender delays by the Chinese government during the Second Performance Period, our CEO could still earn the Second Performance Period PSUs if total revenue (including any revenue from China) during the Second Performance Period was sufficiently overachieved to make up for any shortfall in China revenue during the Second Performance Period (the “Second Performance Period Alternative Goals,” together with the First Performance Period Goals, and Second Performance Period Goals, the “Performance Goals”). If the Second Performance Period Goals or Second Performance Period Alternative Goals were not achieved, the Second Performance Period PSUs would not become eligible to vest.
These Performance Goals directly link our CEO’s pay to Company performance. In setting the Performance Goals, the independent members of our Board considered historical revenue and revenue growth rates and designed the Performance Goals to be achievable, yet challenging. The First Performance Period Primary Goals were set to generally align with our revenue forecasts at the time the PSU award was granted. These goals are considered challenging goals because our forecasted total revenue in China for fiscal 2021 reflected an aggressive growth of approximately 169% above the actual total revenue from China in fiscal 2020 and our forecasted total revenue growth for fiscal 2021 reflected growth of approximately 3% above actual total revenue in fiscal 2020. Accordingly, achieving the First Performance Period Primary Goals would only result if there was overperformance in all regions, particularly China. The Second Performance Period Goals’ targeted growth over the forecasted targets for the prior fiscal year of 11% in total revenue (excluding China) and 7% in total revenue from China are considered challenging goals relative to the Company’s actual total revenue growth in the past three years and, as such, achieving the Second Performance Period Goals would only result if there was overperformance in all regions, particularly outside of China.
If the First Performance Period Primary Goals are not met, our CEO would still need to meet the First Performance Period Secondary Goals, which are considered rigorous because they incorporate the goals related to total revenue (excluding China) and total revenue from China in the First Performance Period and Second Performance Period, both of which are challenging on their own and together would be considered equally if not more challenging. Finally, the Second Performance Period Alternative Goals were set to generally align with our revenue forecasts at the time the PSU award was granted, representing growth of approximately 10% above the forecasted total revenue in fiscal 2021, which is aggressive particularly given that total revenue has not historically achieved such levels of growth since fiscal 2014. In addition to establishing rigor in the Performance Goals, in determining the Performance Goals, the independent members of our Board wanted our CEO to focus a sufficient portion of his efforts during the year on growing our business in regions outside of China while simultaneously maximizing growth potential in China to the extent that governmental approvals were not delayed. As a result of the foregoing, the independent members of our Board believed that the Performance Goals set forth in the PSU granted to our CEO would be a difficult to achieve while providing proper incentive and motivation for our CEO to achieve key financial metrics that would drive stockholder value creation.
In addition to rigorous performance goals, the PSU award also provides retentive value because the vesting of the First Performance Period PSUs and the Second Performance Period PSUs occur over time following the achievement of the applicable Performance Goals. If either the First Performance Period Primary Goals or First Performance Period Secondary Goals were achieved, upon certification of achievement of such goals by the Compensation Committee, the aggregate number for First Performance Period PSUs would have vested in equal quarterly installments on (i) the last day of each fiscal quarter beginning with the first quarter of fiscal 2022 and ending on the fourth quarter of fiscal 2023, if the First Performance Period Primary Goals were achieved, or (ii) the last day of each fiscal quarter beginning with the first quarter of fiscal 2023 and ending on the fourth quarter of fiscal 2023, if the First Performance Period Secondary Goals were achieved, both subject to our CEO’s continuing employment through each such vesting date. If either the Second Performance Period Goals or the Second Performance Period Alternative Goals are achieved, upon certification of such goals by the Compensation

Committee, 1/4th of the aggregate number of Second Performance Period PSUs will vest on the last day of each fiscal quarter beginning with the first quarter of fiscal 2023 and ending on the fourth quarter of fiscal 2023, subject to our CEO’s continuing employment through each such vesting date.
Subsequently, in August 2021, the Compensation Committee determined that the First Performance Period Primary Goals had not been met and no First Performance Period PSUs had yet become eligible to vest.
Performance Option
On June 30, 2021, Ms. Winter was granted a performance stock option to purchase 200,160 shares of our common stock with an exercise price of $4.52 (the “Performance Option”) in connection with her promotion to President, which was effective July 1, 2021. The Performance Option vests over a three-year period beginning July 1, 2021 (the “Winter Performance Period”), subject to achievement of rigorous revenue-based vesting conditions and Ms. Winter’s continued employment by us through each vesting date. Revenue was selected as the basis for the performance goas because it is a key strategic business driver of the Company’s long-term success and driver of stockholder value creation. The shares subject to the Performance Option are divided into three equal tranches (each, a “Grant Tranche”), one for each fiscal year during the Winter Performance Period. Each Grant Tranche will vest if our total revenue at the end of the applicable fiscal year to which such Grant Tranche relates is at least 5% more than our total revenue from the immediately preceding fiscal year (each, an “Annual Revenue Target”). Furthermore, if the Annual Revenue Target for a particular fiscal year within the Winter Performance Period is not achieved and the shares subject to the applicable Grant Tranche does not vest, the Performance Option allows for the vesting of such shares in a subsequent fiscal year within the Winter Performance Period if the Company sufficiently overachieves Annual Revenue Targets during the remainder of the Winter Performance Period to make up for any prior shortfall. Such Annual Revenue Targets directly link Ms. Winter’s pay to our performance and is designed to be achievable, yet challenging and to only reward Ms. Winter for overperformance relative to our recent company performance.
Fiscal 2021 NEO Equity Awards
In fiscal 2021, the Compensation Committee (or, in the case of our CEO, the independent members of our Board) granted each NEO equity awards in the following amounts:
Name	RSUs (#)(1)	Stock Options (#)(2)	PSU(#)(3)
Joshua Levine	—	527,426	280,269
Shig Hamamatsu	61,659	116,033	—
Suzanne Winter	72,869	337,290(4)	—
Patrick Spine	50,448	94,936	—
Jesse Chew	50,448	94,936	—
(1)
Each RSU award has a vesting commencement date of November 30, 2020 and vests over a three year period with 34% of the shares of our common stock subject to the award vesting on the first anniversary of the vesting commencement date and an additional 33% of the shares of our common stock subject to the award vesting on each of the second and third anniversaries of the vesting commencement date.

(2)
Except as otherwise noted, 25% of the shares subject to each stock option vests and becomes exercisable on November 30, 2021 and the remaining shares vest monthly at the rate of 1/48th of the original number of shares subject to the option over the 36-month period thereafter.

(3)
Upon certification of achievement of either the First Performance Period Primary Goals or First Performance Period Secondary Goals, the First Performance Period PSUs will vest in equal quarterly installments on (i) the last day of each fiscal quarter beginning with the first quarter of fiscal 2022 and ending on the fourth quarter of fiscal 2023, with respect to achievement of the First Performance Period Primary Goals, or (ii) the last day of each fiscal quarter beginning with the first quarter of fiscal 2023 and ending on the fourth quarter of fiscal 2023, with respect to the achievement of the First Performance Period Secondary Goals, both subject to our CEO’s continuing employment through such date. Upon certification of achievement of the Second Performance Period Goals or Second Performance Period Alternative Goals, 1/4th of the Second Performance Period PSU will vest on the last day of each fiscal quarter beginning with the first quarter of fiscal 2023 and ending on the fourth quarter of fiscal 2023, subject to our CEO’s continuing employment through such date. In August 2021, the Compensation Committee determined that the First Performance Period Primary Goals were not met.

(4)
Amount reflects (i) an option to purchase 137,130 shares of our common stock granted to Ms. Winter in connection with her annual “refresh” equity award under our long-term incentive compensation program and (ii) an option to purchase 200,160 shares of our common stock granted to Ms. Winter in connection with her promotion to President (the “Performance Option”). The Performance Option vests over a three-year period beginning July 1, 2021 (the “Winter Performance Period”), subject to achievement of performance-based vesting conditions and Ms. Winter’s continuing employment through each vesting date. The number of shares subject to the Performance Option are divided into three equal tranches (each, a “Grant Tranche”), and the shares subject to each Grant Tranche will become eligible to vest based on our achievement of certain annual revenue targets for each fiscal year during the Winter Performance Period. Furthermore, if the annual revenue target for a particular fiscal year within the Performance Period is not achieved and the shares subject to such Grant Tranche does not vest, the Performance Option allows for the vesting of such shares in a subsequent fiscal year within the Winter Performance Period if the Company sufficiently overachieves annual revenue targets during the remainder of the Winter Performance Period.

Previously-Granted MSU Awards
From fiscal 2013 through fiscal 2018, the Compensation Committee approved a Market Stock Unit program for each such fiscal year for our executive officers, including our NEOs (each, an “MSU Program”). The MSU Programs provided for the grant of MSU awards to our executive officers thereby providing for the opportunity to earn shares of our common stock based on our actual total stockholder return (“TSR”) as measured against the Russell 2000 Index over two-year and three-year performance periods. In fiscal 2021, while no MSU awards were granted, Messrs. Levine and Spine, two of our NEOs, continued to have outstanding MSU awards granted under the fiscal 2018 MSU Program, the second performance period of which ended on October 31, 2020.
For each MSU award previously granted, 50% of the shares of our common stock subject to the award will be earned at the end of each performance period, subject to meeting minimum performance thresholds and following an upward or downward adjustment based on our actual performance. The 2018 MSU Program used the Russell 2000 Index as the performance benchmark and requires that our TSR meet that of the Russell 2000 Index for each performance period in order for the target number of shares of our common stock allocated to that performance period to be earned by each participating executive officer. The actual number of shares earned was to be calculated on a sliding scale based on stock price performance above and below the Russell 2000 Index, up to a maximum of 150% of the target number of shares. No shares above target may be earned if our stock price performance was negative. For purposes of the 2018 MSU Program, TSR was measured as the average closing price of our common stock for the last fiscal quarter of the performance period (adjusted for dividends, if any) less the average closing price of our common stock for the fiscal quarter preceding the performance period divided by the average closing price for the fiscal quarter preceding the performance period.
With respect to the second performance period of the 2018 MSU Program, which ended October 31, 2020, the Compensation Committee determined that, based on a comparison of our TSR relative to the TSR of the Russell 2000 Index, the shares of our common stock subject to the awards had not been earned and, accordingly, the MSU awards associated with the second performance period were cancelled.
The equity awards granted to our NEOs in fiscal 2021 are reported in the Fiscal 2021 Summary Compensation Table under “Executive Compensation” below. Additional information about these awards, including the number of shares of our common stock subject to each award and the award’s grant date fair value and applicable vesting schedules, is reported in the Grants of Plan-Based Awards For Fiscal 2021 Table under “Executive Compensation” below.
Other Compensation Practices and Policies that Align Our NEOs to our Stockholders
Stock Ownership Requirements
Our Board has adopted Corporate Governance Guidelines to help ensure that we are managed in the best long-term interests of our stockholders, to promote effective functioning of the Board and its committees and to provide a flexible framework within which our Board may conduct its oversight of our business. The Corporate Governance Guidelines require that our executive officers and non-employee members of our Board own shares of our common stock as follows:
•	Non-Employee Directors: the number of shares having a value equal to at least three times the non-employee director’s regular annual cash retainer (excluding any committee retainer);
•	Chief Executive Officer: the greater of (a) the number of shares having a value equal to three times his annual base salary and (b) 175,000 shares;
•	Chief Financial Officer and Chief Commercial Officer: the greater of (a) the number of shares having a value equal to one times his or her annual base salary and (b) 40,000 shares; and
•	All Other Executive Officers: the greater of (a) the number of shares having a value equal to one times his or her annual base salary and (b) 17,500 shares.
Our executive officers and non-employee directors have five years from the date of election or appointment to attain such ownership levels. We expect each executive officer and non-employee director to retain at least 25% of the net shares of our common stock he or she receives pursuant to all equity awards granted by us (excluding shares sold to cover (i) the exercise price of any stock options and/or (ii) associated withholding and other taxes), until the foregoing ownership levels are achieved. As of the last day of fiscal 2021, all of our NEOs and all of our non-employee directors were in compliance with such stock ownership requirements or were on track to be in compliance within the appropriate timeframe.

Compensation Recovery (“Clawback”) Policy
The Company Bonus Plan, 2007 Incentive Award Plan, and the 2016 Equity Incentive Plan each include a compensation recovery (“clawback”) provision, which provides that, in the event we are required to restate our financial results or materially reduce publicly disclosed backlog figures, our Board will review the conduct of our executive officers in relation to the restatement. If it determines that an executive officer has engaged in misconduct, or otherwise violated our Code of Conduct and Ethics, and that such misconduct or violation contributed to the restatement or to the improper inclusion of a proposed system sale in publicly disclosed backlog, then our Board may, in its discretion, take appropriate action to remedy the misconduct or violation, including, without limitation, seeking reimbursement of any portion of any performance-based or incentive compensation paid or awarded to the executive officer that is greater than what would have been paid or awarded if calculated based on the restated financial results or materially reduced backlog figures, to the extent not prohibited by governing law. These provisions will be updated and revised consistent with any changes in applicable laws, including the adoption of rules implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Insider Trading, Anti-Hedging and Pledging Policy
We maintain an insider trading policy that prohibits trading in shares of our common stock while in possession of material, non-public information, unless trading is in connection with a previously established Exchange Act Rule 10b5-1 plan, or if sold automatically by us on the date of vesting to cover and pay the withholding tax requirements in accordance with Company policy.
In addition, our insider trading policy prohibits all of our employees, including our executive officers, consultants and the non-employee members of our Board from engaging any speculative transactions in our securities, including purchasing on margin, holding Company securities in margin accounts, purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), engaging in short sales, engaging in transactions in put options, call options or other derivative securities, or engaging in any other forms of hedging transactions.
Our employees, including our executive officers, consultants and the non-employee members of our Board are also prohibited from pledging or using our securities as collateral for loans.
Equity Award Grant Practices
Historically, the Compensation Committee has granted stock options, RSU awards and/or performance-based equity awards (PSU awards or MSU awards) to our employees, including our executive officers, when they first join us. Typically, new hire stock options, RSU awards and performance-based equity awards are granted at the first meeting of the Compensation Committee in the month following an employee’s first day of employment.
Follow-on awards are considered as part of our fiscal review process. We do not seek to time the grant of stock options, RSU awards or performance-based equity awards to take advantage of information, either positive or negative, about the Company that has not been publicly disclosed.
We grant stock options with an exercise price that is equal to the fair market value of a share of our common stock on the date of grant. We do not have a policy of granting stock options with an exercise price that is less than the fair market value of our common stock. The exercise price for our stock options is based on the closing price per share of our common stock as reported on the Nasdaq Global Select Market on the date of grant.
Other Benefits
Post-Employment Compensation—Retirement Plans
Other than our tax-qualified Section 401(k) employee savings plan described in the following paragraph, we do not currently maintain, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements for our executive officers, including our NEOs.
We maintain a tax-qualified Section 401(k) employee savings plan that provides all regular employees with an opportunity to save for retirement on a tax-advantaged basis. Under this plan, participants may elect to defer a portion of their annual compensation on a pre-tax basis and have it contributed to the plan subject to applicable annual Internal Revenue Code limits. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to such participant’s directions. Typically, we match 50% of each participant’s contributions to the plan, up to a maximum contribution by a participant of six percent of his or her base salary per year; however, in light of the uncertainties of the COVID-19 pandemic and its impact or anticipated impact on the Company and its performance, including its potential impact on revenue and cash generation, we temporarily suspended such match effective May 24, 2020 through December 31, 2020. One hundred percent of our matching contributions made to the Section 401(k) employee savings plan on behalf of an employee vest on the first anniversary of such employee’s service. As a tax-qualified retirement plan, contributions to the plan and earnings on those contributions are not taxable to participants until distributed from the plan and all contributions are deductible by us when made.
We view this plan as serving two important objectives. First, it encourages our executive officers, including our NEOs, and other employees to commit to long-term service with us. Second, it enables them to save a portion of their annual compensation for their eventual retirement.
Given that the amounts set aside for retirement under the plan are largely drawn from participants’ annual compensation and our matching contribution is modest, the Compensation Committee does not consider plan participation when making compensation decisions for our executive officers, including our NEOs.
Health, Welfare, and Other Employee Benefits (including Perquisites)
We provide health and welfare benefits to our executive officers, including our NEOs, on the same terms and conditions as all of our full-time, salaried employees. These benefits include group medical, life and disability insurance.
In circumstances where we are recruiting a candidate who would have to move to accept our job offer, we may agree to reimburse certain of such employee’s relocation expenses.
Generally, we do not provide perquisites or other personal benefits to our executive officers, including our NEOs. To the extent that any NEO was granted a perquisite or other personal benefit that is subject to disclosure, such perquisite or other personal benefit has been reported in the Fiscal 2021 Summary Compensation Table below.
Employment, Change in Control and Severance Arrangements
Effective January 1, 2021, we entered into amended and restated employment agreements with each of our then-current executive officers, including Messrs. Hamamatsu, Spine, and Chew as well as Ms. Winter, to document the material terms and conditions of each executive officer’s employment, including his or her annual base salary and target cash incentive award opportunity. We entered into a substantially similar employment agreement with Mr. Levine on January 1, 2020. Each executive officer’s employment agreement has a three-year term (with automatic successive three-year term renewal unless we or the executive officer provides timely notice of non-renewal) and specifies the payments and benefits that each executive officer will receive upon a potential termination of his or her employment under certain circumstances, including in connection with a change in control of the Company. In addition, in connection with her promotion to President, effective fiscal 2022, we entered into an amended and restated employment agreement with Ms. Winter on substantially similar terms as set forth in her prior employment agreement.
The employment agreements with our executive officers also protect our interests in the event of a termination of employment by stipulating the rights and responsibilities of the parties and prohibiting these individuals from engaging in certain specific activities harmful to us, including disclosing our confidential information, soliciting our employees and engaging in certain competitive business activities.
These post-employment compensation arrangements were provided for the following reasons:
•	Assist us in retaining talented executives in a competitive market;
•	Permit our executive officers to focus on our business;
•	Eliminate any potential personal bias of an executive officer against a transaction that is in our best interests and the best interests of our stockholders;
•	Avoid the need for, and costs associated with, individually negotiating severance payments and benefits with our executive officers at the time of termination of employment; and
•	Provide us with the flexibility needed to react to a continually changing business environment.

The Compensation Committee believes that these agreements serve several other important objectives. First, they provide a desired level of transparency, both within and outside the Company. They also assure our executive officers that their severance payments and benefits are based on a consistent framework that differentiates the level of payments and benefits between individuals based on their position and level of responsibility. In addition, this approach is easier for us to administer.
Generally, our executive officers, including our NEOs, are eligible for severance payments and benefits in the event of the termination of their employment by us without “cause” or by the executive officer for “good reason,” in each case, provided that the executive officer executes a general release of claims in favor of the Company. In addition, our executive officers, including our NEOs, are eligible for certain enhanced severance payments and benefits in the event such termination of employment without cause or resignation for good reason occurs within three months prior to or 18 months following a change in control of the Company (i.e., a “double-trigger” arrangement). Further, our executive officers, including our NEOs, are not entitled to a “gross-up” payment for excise taxes in connection with a change in control of the Company. We believe that the agreements offer payments and benefits that are generally comparable to the payments and benefits of similarly situated executives at the companies in our compensation peer group.
For additional information, see “—Executive Compensation—Potential Payments and Benefits Upon Termination or Change in Control” below.
Tax and Accounting Considerations
Section 162(m)—Deductibility of Executive Compensation
Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer, chief financial officer and certain other highly compensated current and former executive officers. For tax years beginning before January 1, 2018, remuneration in excess of $1 million was exempt from this limit and, therefore, could be deducted if it qualified as “performance-based compensation” within the meaning of Section 162(m).
The exception from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 that has not been subsequently materially modified. The Compensation Committee seeks to operate our executive compensation program to maximize the deductibility of the remuneration paid to our NEOs to the extent that it believes that doing so is in our best interests. Consequently, in determining which compensation elements are to be paid to our executive officers, and how they are weighted, the Compensation Committee takes into account whether a particular form of compensation will be deductible under Section 162(m), but retains discretion to award compensation that is not deductible under Section 162(m) if it believes that doing so is in the best interests of the Company and our stockholders.
While we cannot predict how the $1 million deduction limit may impact our executive compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. However, the Compensation Committee may, in its judgment, authorize and pay compensation that is not fully tax deductible when it believes that such compensation is in the best interests of the Company and our stockholders.
Accounting for Stock-Based Compensation
We follow ASC Topic 718 for our stock-based awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, RSU awards and performance-based equity awards (PSUs and MSUs), based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.
For performance unit awards, stock-based compensation expense recognized may be adjusted over the performance period based on interim estimates of performance against their pre-established performance objectives.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Beverly A. Huss, Chairperson
Elizabeth Dávila
Byron C. Scott
The foregoing Compensation Committee Report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under these acts, except to the extent that we expressly incorporate it by reference into such filings.

EXECUTIVE COMPENSATION
Fiscal 2021 Summary Compensation Table
The following table sets forth the compensation for each of fiscal years 2021, 2020 and 2019 paid to and earned by the following persons, who we refer to as our Named Executive Officers or (“NEOs”):
•	our principal executive officer;
•	our principal financial officer; and
•	our three other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2021.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Joshua H. Levine, President and Chief Executive Officer(5)	2021	654,097	—	1,250,000	1,249,525	945,366	9,010	4,107,998
	2020	730,351	—	1,088,074	1,079,749	—	8,910	2,907,084
	2019	720,650	—	—	3,035,338	880,346	8,658	4,644,992
Shig Hamamatsu, Senior Vice President, Chief Financial Officer(6)	2021	387,033	—	275,000	274,894	330,479	5,578	1,272,984
	2020	412,209	—	231,062	229,293	—	8,305	880,868
	2019	388,077	—	100,000	644,426	259,590	8,598	1,400,691
Suzanne Winter, Senior Vice President, Chief Commercial Officer(5)(7)	2021	417,462	—	324,996	824,835	397,505	6,684	1,971,481
	2020	311,106	339,000	975,000	321,695	—	7,496	1,954,297

Patrick Spine, Senior Vice President, Chief Administrative Officer	2021	365,325	—	224,999	224,913	260,896	6,480	1,082,612
	2020	387,059	—	139,360	138,283	—	8,810	673,512
	2019	368,750	100,000	—	388,710	225,233	5,634	1,088,326
Jesse Chew, Senior Vice President, General Counsel and Corporate Secretary(7)	2021	365,325	—	224,999	224,913	249,554	6,239	1,071,031
	2020	387,059	—	144,248	143,137	—	8,966	683,410

(1)	The amounts reported in this column represent the base salary amounts actually paid to each NEO during each respective fiscal year.
(2)
The amounts reported in this column represent the aggregate grant date fair value of stock options and stock awards granted in each respective fiscal year as determined in accordance with FASB ASC Topic 718. These amounts may not actually reflect the actual value that will be realized by our NEOs. The assumptions used to calculate the value of stock awards and stock options are set forth under Note 1 and Note 12 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2021 filed with the SEC on August 17, 2021.

(3)
The amounts reported in this column represent the cash incentive awards earned under our Company Bonus Plan for each fiscal year. Amounts earned in any fiscal year were paid in the following fiscal year other than cash incentive awards earned in the first performance period under the Company Bonus Plan for fiscal 2021, which were paid during fiscal 2021.

(4)	The amounts reported in the “All Other Compensation” column for fiscal 2021 consist of the following:
Name	Company Matching Contribution to Section 401(k) Plan ($)	Life Insurance Premiums Paid by the Company ($)	Company Contribution to Health Savings Account ($)
Joshua Levine	7,950	540	520
Shig Hamamatsu	5,161	417	—
Suzanne Winter	6,234	450	—
Patrick Spine	5,846	394	240
Jesse Chew	5,846	394	—
(5)	Ms. Winter was promoted to President and Mr. Levine vacated such office effective July 1, 2021.
(6)	Mr. Hamamatsu resigned from the Company, effective September 3, 2021.
(7)	Ms. Winter and Mr. Chew were not Named Executive Officers in fiscal 2019.

Grants of Plan-Based Awards for Fiscal 2021 Table
The following table sets forth information regarding awards granted under the Company Bonus Plan and equity awards granted under our 2016 Equity Incentive Plan or other stand-alone plan/agreement to each of our NEOs during the fiscal year ended June 30, 2021.
Name	Grant Date	Date of Board Action to Grant the Award	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)	Threshold (#)	Target (#)	Maximum (#)
Joshua Levine	11/30/20		—	—	—	—	—	—	—	527,426(6)	4.46	1,249,525
	11/30/20		—	—	—	—	280,269(7)	—	—	—	—	1,250,000
			89,508	358,032	429,638
			268,524	537,048	—
Shig Hamamatsu	11/30/20		—	—	—	—	—	—	—	116,033(6)	4.46	274,894
	11/30/20		—	—	—	—	—	—	61,659(8)	—	—	275,000
			31,290	125,160	150,192
			93,870	187,740	—
Suzanne Winter	11/30/20		—	—	—	—	—	—	—	137,130(6)	4.46	324,875
	6/30/21		—	—	—	—	—	—	—	200,160(9)	4.52	499,960
	11/30/20		—	—	—	—	—	—	72,869(8)	—	—	324,996
			36,000	144,000	172,800
			108,000	216,000	—
Patrick Spine	11/30/20		—	—	—	—	—	—	—	94,936(6)	4.46	224,913
	11/30/20		—	—	—	—	—	—	50,448(8)	—	—	224,999
			23,628	94,512	113,414
			70,884	141,768	—
Jesse Chew	11/30/20		—	—	—	—	—	—	—	94,936(6)	4.46	224,913
	11/30/20		—	—	—	—	—	—	50,448(8)	—	—	224,999
			23,628	94,512	113,414
			70,884	141,768	—
(1)	The Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns refer to the potential payouts under the Company Bonus Plan.
(2)
The amounts reported in this column represent the threshold award opportunities that would have been payable to our NEOs for the first performance period and second performance period of fiscal 2021 under the Company Bonus Plan, respectively, assuming that exactly the minimum threshold amount for each of the financial performance objectives under the Company Bonus Plan was achieved, resulting in 25% funding and 50% funding of the Company Bonus Plan pool for the first performance period and second performance period, respectively. The potential payments were, however, performance-based and therefore entirely at risk, such that if we had not met the minimum thresholds for the first performance period or second performance period, the Company Bonus Plan pool for the first performance period or second performance period would not have funded at all, and none of our NEOs would have been entitled to any cash incentive award for such performance period.

(3)
The amounts reported in this column represent the target award opportunities that would have been payable to our NEOs for the first performance period and second performance period of fiscal 2021 under the Company Bonus Plan, respectively, assuming that the target amount for each of the financial performance objectives under the Company Bonus Plan for such performance period was achieved, resulting in 100% funding of the Company Bonus Plan pool for each such performance period.

(4)
The amounts reported in this column represent the maximum award opportunities that would have been payable to our NEOs for the first performance period of fiscal 2021 under the Company Bonus Plan, assuming that the target amount for each of the financial performance objectives under the Company Bonus Plan was exceeded. These maximum amounts were calculated at 120% of the target amount. No maximum funding levels were set with respect to the second performance period of fiscal 2021 under the Company Bonus Plan.

(5)
The amounts reported in this column represent the grant date fair value of each award, as determined in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of stock awards and stock options are set forth under Note 1 and Note 12 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2021 filed with the SEC on August 17, 2021.

(6)
The shares of our common stock subject to stock options will vest over a four-year period, with 25% of the shares to vest upon completion of one year of service measured from the vesting commencement date, and the balance to vest in 36 successive equal monthly installments upon the completion of each additional month of service thereafter; provided, however, if a vesting date falls on a day upon which the U.S. national securities exchanges are not open for trading, such vesting date shall be delayed until the next trading date.

(7)
Represents the PSU award granted to Mr. Levine in fiscal 2021. Such award provides for a fixed amount of shares to be awarded to Mr. Levine upon achievement of his Performance Goals. Upon certification of achievement of either the First Performance Period Primary Goals or First Performance Period Secondary Goals, the First Performance Period PSUs shall vest in equal quarterly installments on (i) the last day of each fiscal quarter beginning with the first quarter of fiscal 2022 and ending on the fourth quarter of fiscal 2023, with respect to achievement of the First Performance Period Primary Goals, or (ii) the last day of each fiscal quarter beginning with the first quarter of fiscal 2023 and ending on the fourth quarter of fiscal 2023, with respect to the achievement of the First Performance Period Secondary Goals, both subject Mr. Levine’s continuing employment through each such date. Upon certification of achievement of the Second Performance Period Goals or Second Performance Period Alternative Goals, 1/4th of the aggregate number of shares of common stock subject to the Second Performance Period PSUs shall vest on the last day of each fiscal quarter of fiscal 2023, subject to Mr. Levine’s continuing employment through each such date. Please see “Compensation Discussion and Analysis—Fiscal 2021 Executive Compensation Program—Long-Term Incentive Compensation—PSU Award” for more information about the PSU award granted to Mr. Levine.
(8)
The shares of our common stock subject to the RSU award will vest over a three year period with 34% of the shares of our common stock subject to the award vesting on the first anniversary of the vesting commencement date and the remaining shares vesting as to 33% of the award on the second anniversary of the vesting commencement date and 33% of the award on the third anniversary of the vesting commencement date; provided, however, if a vesting date falls on a day upon which the U.S. national securities exchanges are not open for trading, such vesting date shall be delayed until the next trading date.

(9)
Represents the Performance Option granted to Ms. Winter in connection with her promotion to President (the “Performance Option”). The Performance Option vests over a three-year period beginning July 1, 2021 (the “Winter Performance Period”), subject to achievement of performance-based vesting conditions and Ms. Winter’s continuing employment through each vesting date. The target number of shares subject to the Performance Option are divided into three equal tranches (each, a “Grant Tranche”), and the shares subject to each Grant Tranche will become eligible to vest based on our achievement of certain annual revenue targets for each fiscal year during the Winter Performance Period. Furthermore, if the annual revenue target for a particular fiscal year within the Performance Period is not achieved and the shares subject to such Grant Tranche does not vest, the Performance Option allows for the vesting of such shares in a subsequent fiscal year within the Winter Performance Period if the Company sufficiently overachieves annual revenue targets during the remaining Winter Performance Period.

Outstanding Equity Awards at Fiscal 2021 Year-End Table
The following table sets forth the outstanding and exercisable and unexercisable stock options and other unvested stock awards held by our NEOs as of June 30, 2021. The market value for the stock awards was calculated by multiplying the number of shares of our common stock subject to each award by the closing market price per share of our common stock on June 30, 2021, the last trading day of the fiscal year.
Name	Grant Date	Option Awards(1)				Stock Awards(2)
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(3)
Joshua Levine	11/30/12	200,000	—	6.28	11/30/22	—	—	—	—
	11/30/16	306,900	—	5.05	11/30/26	—	—	—	—
	9/29/17	292,500	19,500	4.00	9/29/27	—	—	—	—
	11/30/18	1,049,479	575,521	4.10	11/30/28	—	—	—	—
	10/31/19	384,592	538,428	2.60	10/31/29	—	—	—	—
	11/30/20	—	527,426	4.46	11/30/30	—	—	—	—
	9/29/17	—	—	—	—	33,250	150,290	—	—
	11/30/20	—	—	—	—	—	—	280,269(5)	1,266,816
Shig Hamamatsu	11/30/18	222,813	122,187	4.10	11/30/28	—	—	—	—
	10/31/19	81,671	114,339	2.60	10/31/29	—	—	—	—
	11/30/20	—	116,033	4.46	11/30/30	—	—	—	—
	9/29/17	—	—	—	—	25,000	113,000	—	—
	10/31/19	—	—	—	—	59,246(6)	267,792	—	—
	11/30/20	—	—	—	—	61,659(6)	278,699	—	—
Suzanne Winter	10/31/19	114,583	160,417	2.60	10/31/29	—	—	—	—
	11/30/20	—	137,130	4.46	11/30/30	—	—	—	—
	6/30/21	—	200,160(7)	4.52	6/30/31	—	—	—	—
	10/31/19	—	—	—	—	281,250	1,271,250	—	—
	11/30/20	—	—	—	—	72,869(6)	329,368	—	—

Name	Grant Date	Option Awards(1)				Stock Awards(2)
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(3)
Patrick Spine	4/30/18	37,109	9,766	5.00	4/30/28	—	—	—	—
	11/30/18	134,398	73,702	4.10	11/30/28	—	—	—	—
	10/31/19	49,255	68,955	2.60	10/31/29	—	—	—	—
	11/30/20	—	94,936	4.46	11/30/30	—	—	—	—
	4/30/18	—	—	—	—	4,687	21,185	—	—
	10/31/19	—	—	—	—	35,733(6)	161,513	—	—
	11/30/20	—	—	—	—	50,448(6)	228,025	—	—
Jesse Chew	11/30/18	138,854	76,146	4.10	11/30/28	—	—	—	—
	10/31/19	50,983	71,377	2.60	10/31/29	—	—	—	—
	11/30/20	—	94,936	4.46	11/30/30	—	—	—	—
	10/31/17	—	—	—	—	5,000	22,600	—	—
	10/31/19	—	—	—	—	36,986(6)	167,177	—	—
	11/30/20	—	—	—	—	50,448(6)	228,025	—	—
(1)
Unless otherwise described in the footnotes below, the shares of our common stock subject to stock options will vest over a four-year period, with 25% of the shares to vest upon completion of one year of service measured from the vesting commencement date, and the balance to vest in 36 successive equal monthly installments upon the completion of each additional month of service thereafter; provided, however, if a vesting date falls on a day upon which the U.S. national securities exchanges are not open for trading, such vesting date shall be delayed until the next trading date.

(2)
Unless otherwise described in the footnotes below, the shares of our common stock subject to RSU awards will vest over a four-year period with 25% of the shares of our common stock subject to the award vesting annually on each anniversary of the vesting commencement date; provided, however, if a vesting date falls on a day upon which the U.S. national securities exchanges are not open for trading, such vesting date shall be delayed until the next trading date.

(3)
Market value of shares or units of common stock that have not vested is computed by multiplying (i) $4.52, the closing market price per share on the Nasdaq Global Select Market of our common stock on June 30, 2021, the last trading day of fiscal year 2021, by (ii) the number of shares or units of common stock.

(4)	The PSU award reported is to be earned based on achieving certain pre-established target levels for the revenue-based performance goals.
(5)
Upon certification of achievement of either the First Performance Period Primary Goals or First Performance Period Secondary Goals, the First Performance Period PSUs shall vest in equal quarterly installments (i) on the last day of each fiscal quarter beginning with the first quarter of fiscal 2022 and ending on the fourth quarter of fiscal 2023, with respect to achievement of the First Performance Period Primary Goals, or (ii) the last day of each fiscal quarter beginning with the first quarter of fiscal 2023 and ending on the fourth fiscal quarter of fiscal 2023, with respect to the achievement of the First Performance Period Secondary Goals, both subject to Mr. Levine’s continuing employment through each such date. Upon certification of achievement of the Second Performance Period Goals or Second Performance Period Alternative Goals, 1/4th of the Second Performance Period PSUs shall vest on the last day of each fiscal quarter of fiscal 2023, subject to Mr. Levine’s continued employment through such date. In August 2021, the Compensation Committee determined that the First Performance Period Primary Goals was not met.

(6)
34% of the RSUs subject to the award will vest on the first anniversary of the vesting commencement date and the remaining shares vest as to 33% of the shares subject to the award on the second and third anniversary of the vesting commencement date; provided, however, if a vesting date falls on a day upon which the U.S. national securities markets are not open for trading, such vesting date shall be delayed until the next trading date.

(7)
1/3rd of the aggregate number of shares subject to the Performance Option shall vest each fiscal year during the Winter Performance Period upon the date of certification of achievement of the Annual Revenue Target for such fiscal year, subject to Ms. Winter’s continued service through such date. This Performance Option allows for the vesting of such shares in a subsequent fiscal year within the Winter Performance Period if the Company overachieves annual revenue targets during the remaining Winter Performance Period sufficient to make up for any prior shortfall.

Option Exercises and Stock Vested During Fiscal 2021 Table
The following table reports the vesting of RSU awards during the fiscal year ended June 30, 2021 and the value realized upon vesting by each of the NEOs. No stock options were exercised during fiscal 2021.
Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Joshua Levine	63,950	216,722
Shig Hamamatsu	54,624	152,131
Suzanne Winter	93,750	291,563
Patrick Spine	22,554	77,595
Jesse Chew	25,089	80,180
(1)	The value realized was determined by multiplying the closing market price per share of our common stock on the date of vesting by the number of shares vested.
Potential Payments and Benefits Upon Termination or Change in Control
Our employment agreements with each of our executive officers, including our NEOs, among other things, provide for certain payments and benefits upon their termination of employment under specified circumstances, including in connection with a change in control of the Company. Except as set forth below, our NEOs will forfeit any outstanding and unvested stock options, RSU awards and performance-based equity awards if their employment with us is terminated.
Termination Not in Connection with a Change in Control of the Company
In the event of a termination of employment by us without “Cause” (as defined below) or by an NEO for “Good Reason” (as defined below), the amount of the severance payments and benefits to which each such executive is entitled depends on such executive’s position with the Company. For each executive the severance payments and benefits consist of:
•	a lump sum payment equal to 12 months of the executive’s annual base salary,
•	reimbursement of insurance premiums payable to retain group health coverage as of the termination date for such executive and such executive’s eligible dependents under COBRA for 12 months,
•
either (i) if the termination date is on or after the payment date of the prior fiscal year bonus, then a prorated portion of the bonus such executive would have received for the fiscal year during which termination occurs, except that such bonus will not be prorated if the termination of employment occurs after the seventh month of the fiscal year, or (ii) if the termination date is before the payment of the prior fiscal year bonus, then the bonus such executive would have received for the prior fiscal year, and

•	outplacement assistance in accordance with our then-current policies and practices with respect to outplacement assistance for other executives for up to 12 months.
In addition, each NEO’s employment agreement requires us to provide the NEO with 30 days’ written notice of a termination of employment without Cause but allows us to terminate the NEO before the end of that notice period if we pay the NEO his or her base salary for the remainder of the notice period (the “Termination Notice Replacement Payment”).
Our NEOs’ employment agreements define “Cause” as (i) material breach of the employment agreement, or of a Company policy or of a law, rule or regulation applicable to the Company or its operations; (ii) demonstrated and material neglect of duties, or failure or refusal to perform the material duties of the NEO’s position, or the failure to follow the reasonable and lawful instructions of the Company (or in the case of our CEO, our Board); (iii) gross misconduct or dishonesty, self-dealing, fraud or similar conduct that the Company (or in the case of our CEO, our Board) reasonably determines has caused, is causing or reasonably is likely to cause harm to the Company; or (iv) the NEO’s conviction of or plea of guilty or nolo contendere to any crime other than a traffic offense that is not punishable by a sentence of incarceration, provided that a termination pursuant to (ii) will be effective only if such failure continues after the NEO has been given written notice thereof and 15 business days thereafter in which to cure, unless the Company (or in the case of our CEO, our Board) reasonably determines that the reasons for termination are not capable of being cured.
Our NEOs’ employment agreements define “Good Reason” as the occurrence of any one of the following events without the NEO’s written consent, unless the Company cures the circumstances constituting Good Reason within 30 days after notice from the NEO that Good Reason exists: (i) a material reduction in the NEO’s base compensation and/or a material breach of the NEO’s employment agreement resulting from the failure to provide the compensation or benefits required therein; (ii) any action or inaction that constitutes a material breach by the Company of the NEO’s employment agreement; (iii) a material diminution in the NEO’s authority, duties or responsibilities such that they are materially inconsistent with his/her position in the Company; or (iv) relocation of the Company’s office where the NEO is providing services to a location that increases the NEO’s commute by 30 miles or more. In order for a resignation with Good Reason to be effective, each NEO must provide written notice of his or her resignation for Good Reason to the Company within 60 days after the date the NEO becomes aware of the initial occurrence of any of the foregoing, and the separation date must occur not later than six months after the NEO becomes aware of the initial occurrence of the event constituting Good Reason.
Termination in Connection with a Change in Control of the Company
Each of our NEO’s (including our CEO’s) severance payments and benefits are generally larger in the event that the termination of employment occurs in connection with a change in control of the Company (as defined below).
For each of our NEOs, in the event such executive’s employment is terminated without Cause or such executive resigns for Good Reason, in each case within three months prior to or 18 months following a change in control of the Company, the severance payments and benefits consist of:
•	24 months of the executive’s annual base salary;
•
200% of the executive’s target annual bonus for the fiscal year during which termination occurs (but no less than 200% of the target bonus in effect for the fiscal year immediately before the change in control if the change in control occurs within the first three months of the fiscal year);

•	reimbursement of the insurance premiums payable to retain group health coverage as of the termination date for such executive and such executive’s eligible dependents under COBRA for 12 months;
•
with respect to each of the first 12 months following the termination date, a taxable monthly payment (which may be used for any purpose) equal to the amount of COBRA reimbursement the executive actually receives for such month;

•
full and immediate vesting of all outstanding and unvested equity awards, with any equity awards that are scheduled to vest based on the achievement of performance-based conditions (which may include additional service-based conditions) (“Performance-based Equity Awards”) vesting at target unless otherwise specified in the applicable Performance-based Equity Award’s award agreement; and

•	outplacement assistance in accordance with our then-current policies and practices with respect to outplacement assistance for other executives for up to 12 months.
Each NEO’s employment agreement generally defines a “change in control” to include the following:
•
the direct or indirect acquisition of beneficial ownership by a person or group of persons (other than trustees or other fiduciaries holding securities under a Company employee benefit plan or an entity in which the Company directly or indirectly beneficially owns at least 50% of the voting securities) of 50% or more of (i) the outstanding shares of the Company’s common stock or (ii) the combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors;

•
the consummation by the Company of a merger or consolidation which merger or consolidation results in (i) the holders of voting securities of the Company outstanding immediately before such merger or consolidation failing to continue to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the then outstanding voting securities of the corporation or entity resulting from or surviving such merger or consolidation or (ii) individuals who are directors of the Company just prior to such merger or consolidation not constituting more than 50% of the members of the Board of the surviving entity or corporation immediately after the consummation of such merger or consolidation; or
•
all or substantially all of the assets of the Company and its subsidiaries are, in any transaction or series of transactions, sold or otherwise disposed of (or consummation of any transaction, or series of related transactions, having similar effect), other than to an affiliate.

Termination as a Result of Incapacity or Death
In the event of our CEO’s termination of employment because of incapacity or death, his employment agreement provides for (i) the acceleration of vesting of all outstanding and unvested equity awards that are scheduled to vest based solely on the achievement of service-based conditions (“Time-based Equity Awards”) that would have vested within 12 months of such termination of employment had such Time-based Equity Awards had vesting schedules that provided for pro-rata vesting on a monthly basis over the entirety of the vesting schedule and (ii) with respect to any Performance-based Equity Awards for which the performance period is scheduled to end within 12 months after the date of termination, each such Performance-based Equity Award will remain outstanding until the date the Compensation Committee determines whether the applicable performance condition is achieved and will vest in accordance with its terms to the extent such performance condition is achieved.
In the event of termination of employment of any of our other NEOs because of incapacity or death, their respective employment agreements provide for (i) the acceleration of vesting of all unvested Time-based Equity Awards that would have vested within six months of such termination of employment had such Time-based Equity Awards had vesting schedules that provided for pro-rata vesting on a monthly basis over the entirety of the vesting schedule and (ii) with respect to Performance-based Equity Awards for which the performance period is scheduled to end within six months after the date of termination, each such Performance-based Equity Award will remain outstanding until the date the Compensation Committee determines whether the applicable performance condition is achieved and will vest in accordance with its terms to the extent such performance condition is achieved.
Restrictive Covenants and Release of Claims
As a condition to the receipt of payments and benefits (including the Termination Notice Replacement Payment) upon or following termination of employment (other than a termination due to incapacity or death), each of our NEOs is subject to compliance with certain restrictive covenants as set forth in their individual employment agreements. Generally, these covenants prohibit these executives from disclosing our proprietary or confidential information during their employment with us and thereafter, soliciting any of our employees to leave employment with us or any of our customers or suppliers to do business with any of our competitors for the duration of their employment with us and for one year thereafter, and from competing with us for the duration of their employment. These severance payments and benefits may cease in the event of violation of these covenants. In addition, these severance payments and benefits are conditioned upon our NEOs entering into a full release of claims in favor of the Company.
Section 4999 of the Code
If, in connection with a change in control of the Company, any payments or benefits payable to our NEOs would be subject to the excise tax imposed by Section 4999 of the Code, their payments and benefits will be reduced to the extent necessary so that no amount will be subject to this excise tax, provided that the reduction will occur only if the NEO will be in a more favorable after-tax position than if no reduction had been made. We believe that this approach protects the value of compensation already awarded to our NEOs and mitigates any potential personal bias against a potential corporate transaction.
Other Information
The Compensation Committee does not consider the potential payments and benefits under these arrangements when making compensation decisions for our NEOs. These arrangements serve very specific purposes that are unrelated to the determination of our NEOs compensation for a specific year.
Potential Payments to our NEOs on Termination of Employment
The tables below quantify potential payments to our NEOs who were employed by us at the end of fiscal 2021 in the event of a termination of employment or a change in control of the Company, based on the terms of employment agreements in effect as of June 30, 2021, the last business day of fiscal 2021. The amounts shown assume that the termination of employment and change in control, as applicable, occurred on June 30, 2021, the last business day of fiscal 2021. The amounts set forth in the tables below represent what we believe are reasonable estimates of the amounts that would be paid to our NEOs upon their termination of employment, including any termination in connection with a change in control, but exclude (a) any accrued amounts payable to them through the date of separation (including any earned but unpaid bonus) and (b) the value of any stock option or other equity awards that vested on or before June 30, 2021. The actual amounts to be paid can only be determined at the time of our NEOs’ actual termination of employment or upon the occurrence of a change in control of the Company.
The closing market price of our stock on the Nasdaq Global Select Market as of June 30, 2021 was $4.52 per share, which was used as the value of our common stock for purpose of these calculations. The value of the vesting acceleration for outstanding and unvested stock options was calculated by multiplying the number of accelerated option shares as of June 30, 2021 by the “spread” between the closing market price of our common stock as of June 30, 2021 and the exercise price for such unvested options. The value of vesting acceleration for outstanding and unvested service-based RSU awards was calculated by multiplying the number of accelerated RSUs by the closing market price of our common stock as of June 30, 2021. The value of vesting acceleration for outstanding and unvested performance-based PSU awards was calculated in accordance with the applicable PSU performance periods assuming the end of each performance period occurred on June 30, 2021. The values reflected also assume that the payments and benefits to our NEOs are not reduced by virtue of the provisions in their employment agreements relating to Section 4999 of the Code.
Joshua Levine
Benefits	Termination by Company without Cause or by NEO for Good Reason (No Change in Control) ($)	Termination by Company without Cause or by NEO for Good Reason in connection with a Change in Control ($)
Base Salary Severance	745,900	1,491,800
Bonus Severance	532,917	1,790,160
Outplacement Assistance Payment	10,395	10,395
COBRA Premium Reimbursement	19,118	19,118
Health Coverage Taxable Payment	—	19,118
Options Acceleration	—	1,317,286
Stock Award Acceleration	—	1,417,106
Termination Notice Replacement Payment	61,307	—
Total	1,369,637	6,064,983
Shig Hamamatsu
Benefits	Termination by Company without Cause or by NEO for Good Reason (No Change in Control) ($)	Termination by Company without Cause or by NEO for Good Reason in connection with a Change in Control ($)
Base Salary Severance	417,200	834,400
Bonus Severance	186,296	625,800
Outplacement Assistance Payment	10,395	10,395
COBRA Premium Reimbursement	25,895	25,895
Health Coverage Taxable Payment	—	25,895
Options Acceleration	—	277,811
Stock Award Acceleration	—	659,491
Termination Notice Replacement Payment	34,290	—
Total	674,077	2,459,688

Suzanne Winter
Benefits	Termination by Company without Cause or by NEO for Good Reason (No Change in Control) ($)	Termination by Company without Cause or by NEO for Good Reason in connection with a Change in Control ($)
Base Salary Severance	450,000	900,000
Bonus Severance	214,338	720,000
Outplacement Assistance Payment	10,395	10,395
COBRA Premium Reimbursement	33,014	33,014
Health Coverage Taxable Payment	—	33,014
Options Acceleration	—	316,228
Stock Award Acceleration	—	1,600,618
Termination Notice Replacement Payment	36,986	—
Total	744,734	3,613,269
Patrick Spine
Benefits	Termination by Company without Cause or by NEO for Good Reason (No Change in Control) ($)	Termination by Company without Cause or by NEO for Good Reason in connection with a Change in Control ($)
Base Salary Severance	393,800	787,600
Bonus Severance	140,677	472,560
Outplacement Assistance Payment	10,395	10,395
COBRA Premium Reimbursement	10,657	10,657
Health Coverage Taxable Payment	—	10,657
Options Acceleration	—	169,045
Stock Award Acceleration	—	410,723
Termination Notice Replacement Payment	32,367	—
Total	587,897	1,871,637
Jesse Chew
Benefits	Termination by Company without Cause or by NEO for Good Reason (No Change in Control) ($)	Termination by Company without Cause or by NEO for Good Reason in connection with a Change in Control ($)
Base Salary Severance	393,800	787,600
Bonus Severance	140,677	472,560
Outplacement Assistance Payment	10,395	10,395
COBRA Premium Reimbursement	1,879	1,879
Health Coverage Taxable Payment	—	1,879
Options Acceleration	—	174,721
Stock Award Acceleration	—	417,802
Termination Notice Replacement Payment	32,367	—
Total	579,119	1,866,837

CEO Pay Ratio
Under SEC rules, we are required to provide information regarding the relationship between the annual total compensation of Mr. Levine, our President and CEO, and the median of the annual total compensation of all our employees (other than Mr. Levine). For our last completed fiscal year, which ended June 30, 2021:
•
The median of the annual total compensation of all our employees (other than Mr. Levine) of the Company (including our consolidated subsidiaries) was $118,575. This annual total compensation is calculated in accordance with Item 402(c)(2)(x) of Regulation S-K and reflects, among other things, salary and cash bonus earned during the fiscal year ended June 30, 2021.

•	Mr. Levine’s annual total compensation for the fiscal year ended June 30, 2021, as reported in the Fiscal 2021 Summary Compensation Table included in this Proxy Statement, was $4,107,998.
•	Based on the above, for fiscal 2021, the ratio of Mr. Levine’s annual total compensation to the median of the annual total compensation of all our employees was approximately 35 to 1.
This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended, and based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above.
The methodology we used to calculate the pay ratio is described below.
•
We determined the median of the annual total compensation of our employees as of June 30, 2021 at which time we (including our consolidated subsidiaries) had approximately 996 full-time and part-time employees, approximately 616 of who were U.S. employees, and approximately 380 of who were employees located outside of the United States. In considering our work force outside of the United States, and as permitted by the SEC’s de minimis exemption, we excluded from this pool employees located in certain non-U.S. jurisdictions for ease of data gathering. Specifically, we excluded all employees located in the United Arab Emirates (one employee), Taiwan (one employee), Thailand (one employee), the Republic of Korea (two employees), Lebanon (two employees), the Philippines (two employees), Brazil (three employee), Belgium (three employees), Canada (three employees), Singapore (three employees), the Russian Federation (five employees), Spain (seven employees), and United Kingdom (14 employees) from the pool of employees used to identify our median employee. The aggregate number of employees we excluded, 47 employees, equals approximately 4.7% of our global employee population as of June 30, 2021. Excluding these employees resulted in the reduction of our employee pool to 949 employees (including approximately 616 and 333 U.S. and non-U.S. employees, respectively).

•
We then compared the sum of (i) the annual base salary of each of these employees for fiscal 2021, plus (ii) the total cash incentive bonus or commission, as applicable, earned by each of these employees for fiscal 2021 as reflected in our payroll records to determine the median employee. Compensation paid in foreign currency was converted to U.S. dollars using the average exchange rate as of June 30, 2021 for all currencies. In determining the median total compensation of all employees, we did not make any cost of living adjustments to the compensation paid to any employee outside of the U.S. Adjustments were made to annualize the compensation of permanent employees who were not employed by us for the entire year.

•
After identifying the median employee, we determined such employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. This resulted in the median annual total compensation disclosed above. With respect to Mr. Levine’s annual total compensation, we used the amount reported in the “Total” column of our Fiscal 2021 Summary Compensation Table.

COMPENSATION OF NON-EMPLOYEE DIRECTORS
Director Compensation Table for Fiscal 2021
The following table sets forth summary information concerning the compensation of our non-employee directors for their service during fiscal 2021, other than Mika Nishimura, who joined our Board in August 2021, after the end of fiscal 2021.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Elizabeth Dávila	35,000	149,999	184,999
Jack Goldstein, Ph.D.(2)	—	—	—
James M. Hindman	38,750	149,999	188,749
Beverly A. Huss	33,750	149,999	183,749
Louis J. Lavigne, Jr.(3)	32,500	152,017	184,517
Anne B. Le Grand	55,156	199,998	255,154
Richard Pettingill	31,250	149,999	181,249
Byron C. Scott	20,125	112,498	132,623
Joseph E. Whitters	36,875	149,999	186,874
(1)
Unless otherwise described in the footnotes below, the amounts reported in this column represent the grant date fair value of the RSU awards granted in fiscal 2021, measured in accordance with FASB ASC Topic 718. See Note 1 and Note 12 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2021 filed with the SEC on August 17, 2021 for a discussion of the assumptions made by us in determining the grant date fair values of our equity awards. None of our directors had any options outstanding as of June 30, 2021. The following table provides additional information regarding each RSU award granted to the individuals who served as our non-employee directors in fiscal 2021, as well as RSU awards held by them at the end of fiscal 2021:

Name	Grant Date	RSU Awards Granted during fiscal 2021	Outstanding RSU Awards at June 30, 2021
Elizabeth Dávila	11/30/20	33,632	33,632
Jack Goldstein, Ph.D.(2)	—	—	—
James M. Hindman	11/30/20	33,632	33,632
Beverly A. Huss	11/30/20	33,632	33,632
Louis J. Lavigne, Jr.(3)	11/30/20	33,632	—
Anne B. Le Grand	7/31/2020	22,421*	—
	11/30/20	33,632	33,632
Richard Pettingill	11/30/20	33,632	33,632
Byron C. Scott	2/12/21	20,380**	20,380
Joseph E. Whitters	11/29/19	33,632	33,632
*
Represents the initial award granted to Ms. Le Grand in connection with her appointment to our Board, prorated for the number of months Ms. Le Grand served on our Board prior to November 20, 2020, the date of our 2020 Annual Meeting of Stockholders. Such award vested in full on November 15, 2020.

**
Represents the initial award granted to Dr. Scott in connection with his appointment to our Board, prorated for the number of months Dr. Scott served on our Board prior to November 19, 2021, the date of our 2021 Annual Meeting of Stockholders. Such award vests in full on November 20, 2021.

(2)	Mr. Goldstein resigned from our Board, effective November 20, 2020.
(3)	Mr. Lavigne retired from our Board, effective June 30, 2021. Given his retirement, vesting on his stock awards were accelerated and valued on his retirement date in accordance with FASB ASC Topic 718.

Cash Compensation
Each non-employee director, other than the Chairperson of our Board, receives an annual cash retainer of $52,500, paid quarterly. The Chairperson of our Board receives an annual cash retainer of $75,000, paid quarterly. The additional annual cash retainer for non-employee directors who serve on the standing committees of our Board and the additional annual retainer for serving as the chairperson of such committee are set forth in the table below:
Committee	Chairperson retainer ($)	Member retainer
Audit Committee	$25,000	$10,000
Compensation Committee	$15,000	$7,500
Nominating and Corporate Governance Committee	$10,000	$5,000
The annual retainers set forth above apply regardless of the number of meetings and no additional fees are paid for additional meetings in excess of the regularly scheduled meetings.
In addition to the foregoing, all of our non-employee directors are reimbursed for the reasonable expenses incurred in connection with participating in the meetings of our Board and committees of our Board. Employee directors are not compensated for Board service in addition to their regular employee compensation.
In May 2020, due in part to the uncertainties of the COVID-19 pandemic and its impact or anticipated impact on the Company and its performance, including its potential impact on revenue and cash generation, the independent members of our Board approved the elimination of all Board and Committee retainers that would have been earned during the period beginning July 1, 2020 and ending on December 31, 2020. Our Board exempted Ms. Le Grand from such retainer elimination in order to induce her to join our Board in July 2020.
Equity Compensation
Pursuant to guidelines for annual equity awards adopted by our Board in November 2017 and affirmed in November 2018, 2019 and 2020, each of our non-employee directors receives an annual RSU award equal to the number of shares of our common stock obtained by dividing $150,000 by the fair market value (as of the date of grant) of one share of our common stock, with such RSU awards granted on the last day of the month in which our Annual Meeting of Stockholders occurs, and with a vesting commencement date of the date of the Annual Meeting. In accordance with these guidelines, on November 30, 2020, each then-current non-employee director was granted an RSU award covering 33,632 shares of our common stock under the 2016 Equity Incentive Plan, with a vesting commencement date of November 20, 2020. The annual RSU awards vest in full on the first anniversary of the vesting commencement date and are subject to full acceleration of vesting in the event of a change in control of the Company.
Our Board revised the equity compensation for newly elected non-employee directors in November 2017 such that upon initial appointment to our Board, a non-employee director will receive an RSU award equal to the number of shares of our common stock obtained by dividing $150,000 by the fair market value (as of the date of grant) of one share of our common stock. This RSU award will be prorated for the number of months the newly elected non-employee director will serve on our Board prior to the next Annual Meeting of Stockholders. The vesting commencement date for the initial RSU award is the date of appointment for the new director, with full vesting on the next Annual Meeting of Stockholders. Vesting of the initial RSU award will be accelerated in full in the event of a change in control of the Company.
No additional stock options or RSU awards are provided for committee membership or for serving as the chairperson of a committee.
Stock Ownership Guidelines
Our Corporate Governance Guidelines require our non-employee directors to own the number of shares of our common stock having a value equal to at least three times his or her regular annual cash retainer. Non-employee directors have five years from the date of election or appointment to attain the foregoing ownership levels. We expect each non-employee director to retain at least 25% of the net shares he or she receives pursuant to all Company equity awards (excluding shares sold to cover (i) the exercise price of any stock options and/or (ii) associated taxes), until the foregoing ownership levels are achieved. All of the non-employee directors who have served in that capacity for at least one year are in compliance with the ownership levels provided in the Corporate Governance Guidelines or are on track to be in compliance within the time period provided by the guidelines.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth as of June 30, 2021 certain information regarding our equity compensation plans.
	A	B	C
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted average exercise price of outstanding options, warrants, and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column A)
Equity compensation plans approved by security holders	8,911,672(2)	$4.01	11,014,718(4)
Equity compensation plans not approved by security holders	1,316,182(3)	$3.36	79,946(5)
Total	10,227,854	$3.93	11,094,664
(1)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding restricted stock units and performance stock units, which have no exercise price.
(2)
Includes 5,823,593 shares subject to outstanding stock options, 2,402,957 shares subject to outstanding RSU awards, and 280,269 shares subject to outstanding performance-based awards, all under our 2016 Equity Incentive Plan, and 404,853 shares subject to outstanding stock options under our 2007 Incentive Award Plan.

(3)
Includes 801,145 shares subject to outstanding stock options, and 515,037 shares subject to outstanding RSU awards under (i) the Company’s Stand-Alone Inducement Restricted Stock Unit Agreement for Shig Hamamatsu; (ii) the Company’s Stand-Alone Inducement Restricted Stock Unit Agreement, Stand-Alone Inducement Performance Unit Agreement and Stand-Alone Inducement Stock Option Agreement for Patrick Spine; (iii) the Company’s Stand-Alone Inducement Restricted Stock Unit Agreement and Stand-Alone Inducement Stock Option Agreement for Suzanne Winter; (iv) the Company’s Stand-Alone Inducement Restricted Stock Unit Agreement and Stand-Alone Inducement Stock Option Agreement for Michael Hoge; (v) the Company’s Stand-Alone Inducement Restricted Stock Unit Agreement and Stand-Alone Inducement Stock Option Agreement for Jim Dennison; and (vi) the Company’s Stand-Alone Inducement Restricted Stock Unit Agreement and Stand-Alone Inducement Stock Option Agreement for Jean-Philippe Pignol.

(4)
Includes 7,603,166 shares available for future issuance under the 2016 Equity Incentive Plan and 3,411,552 shares reserved for issuance under the Company’s Amended and Restated 2007 Employee Stock Purchase Plan.

(5)	Represents shares available for future issuance under inducement stock awards granted to various executive officers.

SECURITY OWNERSHIP
Security Ownership of Certain Beneficial Owners and Management
The following table presents information as to the beneficial ownership of our common stock as of August 31, 2021 by:
•	each of our NEOs;
•	each of our directors;
•	all of our current directors and executive officers as a group; and
•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options, warrants, RSUs and other convertible securities that are currently exercisable or releasable or will become exercisable or releasable within 60 days of August 31, 2021 are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants, RSUs or other convertible securities for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Accuray Incorporated, 1310 Chesapeake Terrace, Sunnyvale, California 94089.
This table lists applicable percentage ownership based on 90,859,476 shares of common stock outstanding as of August 31, 2021.
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Blackrock, Inc.(1) 55 East 52nd Street New York, NY 10022	7,647,777	8.4%
Neuberger Berman Group LLC and affiliates(2) 1290 Avenue of the Americas New York, NY 10104	5,532,870	6.1%
Renaissance Technologies LLC(3) 800 Third Avenue New York, NY 10022	4,059,784	4.5%
The Vanguard Group(4) 100 Vanguard Blvd. Malvern, PA 19355	4,538,175	5.0%
Named Executive Officers and Directors
Joshua H. Levine(5)	2,583,626	2.8%
Shig Hamamatsu(6)	240,229	*
Suzanne Winter(7)	70,010	*
Patrick Spine(8)	156,362	*
Jesse Chew(9)	136,723	*
Joseph Whitters(10)	280,578	*
Elizabeth Dávila(11)	174,701	*
James M. Hindman(12)	57,726	*
Beverly Huss(13)	79,078	*
Anne Le Grand(14)	22,421	*
Mika Nishimura	—	—
Richard R. Pettingill(15)	152,668	*

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Byron C. Scott(16)	10,000	*
All current executive officers and directors as a group (14 persons)(17)	3,744,244	4.0%
*	Less than 1%.
(1)
Based solely upon a Schedule 13G/A filed with the SEC on January 29, 2021 reporting beneficial ownership as of December 31, 2020, Blackrock, Inc., a parent holding company, has sole power to vote 7,389,276 of these shares and sole power to dispose 7,647,777 of these shares.

(2)
Based solely upon a Schedule 13G filed with the SEC on February 11, 2021 reporting beneficial ownership as of December 31, 2020, Neuberger Berman Group LLC and Neuberger Berman Investment Advisers LLC has shared voting power over 4,503,672 of these shares and shared dispositive power over 5,532,870 of these shares. Neuberger Berman Group LLC and its affiliates may be deemed to be the beneficial owner for purposes of Rule 13d-3 because certain affiliated persons have shared power to retain, dispose of or vote the shares. Neuberger Berman Group LLC or its affiliated persons do not, however, have any economic interest in the securities of those clients. The clients have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. In addition to the holdings of individual advisory clients, Neuberger Berman Investment Advisers LLC serves as investment manager of Neuberger Berman Group LLC’s various registered mutual funds which hold such shares. The holdings belonging to clients of Neuberger Berman Trust Co N.A., Neuberger Berman Trust Co of Delaware N.A., Neuberger Berman Asia Ltd., Neuberger Berman Breton Hill ULC and Neuberger Berman Investment Advisers LLC are also aggregated to comprise the holdings referenced herein. In addition, the share amounts also includes shares from individual client accounts over which Neuberger Berman Investment Advisers LLC has shared power to dispose but does not have voting power over these shares.

(3)
Based solely upon a Schedule 13G/A filed with the SEC on February 10, 2021 reporting beneficial ownership as of December 31, 2020, Renaissance Technologies LLC has sole power to vote 4,059,784 of these shares and sole power to dispose 4,059,784 of these shares. Renaissance Technologies Holding Corporation is the beneficial owner of all of these shares as a result of its majority ownership in Renaissance Technologies LLC.

(4)
Based solely on a Form 13G filed with the SEC on February 10, 2021 by The Vanguard Group reporting beneficial ownership as of December 31, 2020, The Vanguard Group has sole power to vote 180,000 of these shares, sole power to dispose 4,320,825 of these shares and shared power to dispose 217,350 of these shares.

(5)
Amount shown includes (i) 641,067 shares of our common stock held of record by The Joshua Harris Levine Revocable U/A Dtd 4/28/2017, of which Mr. Levine is the trustee, (ii) 429,904 shares of common stock held of record by Mr. Levine, (iii) 1,479,405 shares of our common stock that may be acquired under stock options that are currently exercisable or exercisable within 60 days of August 31, 2021, and (iv) 33,250 shares of our common stock issuable upon the settlement of RSUs releasable within 60 days of August 31, 2021.

(6)
Mr. Hamamatsu resigned from the Company, effective September 3, 2021. Amount shown includes (i) 82,104 shares of our common stock held of record by Mr. Hamamatsu and (ii) 158,125 shares of our common stock that may be acquired under stock options that are currently exercisable or exercisable within 60 days of August 31, 2021. Shares owned by Mr. Hamamatsu are not included in the “all current executive officers and directors as a group” as he is not a current executive officer.

(7)	Amount shown includes 70,010 shares of our common stock held of record by Ms. Winter.
(8)
Amount shown includes (i) 32,663 shares of our common stock held of record by Mr. Spine and (ii) 123,699 shares of our common stock that may be acquired under stock options that are currently exercisable or exercisable within 60 days of August 31, 2021.

(9)
Amount shown includes (i) 38,181 shares of our common stock held of record by Mr. Chew and (ii) 98,542 shares of our common stock that may be acquired under stock options that are currently exercisable or exercisable within 60 days of August 31, 2021.

(10)	Amount shown includes 280,578 shares of our common stock held of record by Mr. Whitters.
(11)	Amount shown includes 174,701 shares of our common stock held of record by The Dávila Family Trust, with respect to which Ms. Dávila has shared voting rights with her spouse.
(12)	Amount shown includes 57,726 shares of our common stock held of record by Mr. Hindman.
(13)	Amount shown includes 79,078 shares of our common stock held of record by Ms. Huss.
(14)	Amount shown includes 22,421 shares of our common stock held of record by Ms. Le Grand.
(15)
Amount shown includes (i) 141,504 shares of our common stock held of record by Mr. Pettingill and (ii) 11,164 shares of our common stock that may be acquired under stock options that are currently exercisable or exercisable within 60 days of August 31, 2021.

(16)	Amount shown includes 10,000 shares of our common stock held of record by Dr. Scott.
(17)
Amount shown includes (i) 1,998,184 shares of our common stock held of record, (ii) 1,712,810 shares of our common stock that may be acquired under stock options that are currently exercisable or exercisable within 60 days of August 31, 2021 and (iii) 33,250 shares of our common stock issuable upon the settlement of RSUs releasable within 60 days of August 31, 2021.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file reports of ownership and reports of changes in ownership of our common stock and other equity securities with the SEC. Directors, executive officers and beneficial owners of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all these forms they file.
Based solely upon our review of the copies of Forms 3, 4 and 5 received by us, or written representations from reporting persons that no forms were required of such persons, we believe that during our fiscal year ended June 30, 2021, all Section 16(a) reports were timely filed.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS
Director Independence
Our Board currently consists of nine directors. Other than Joshua H. Levine, our CEO, our Board has determined that each of our current directors is independent under the director independence standards of the Nasdaq Listing Rules.
Board Leadership Structure
Our Board has a general policy as set forth in our Corporate Governance Guidelines that the positions of Chairperson of the Board and CEO should be held by separate persons as an aid in our Board’s oversight of management and to allow our CEO to focus on managing his day-to-day responsibilities to the Company. Our Board believes that there may be advantages to having an independent chairperson for matters such as: communications and relations between our Board, our CEO, and other senior management; assisting our Board in reaching consensus on particular strategies and policies; and facilitating robust director, Board and CEO evaluation processes. We have operated with these roles separated for several years and continue to believe separation of the two roles is in the best interests of our stockholders. Our CEO serves as a member of our Board, and the remaining board members, including Joseph E. Whitters, our current Chairperson of our Board, are independent.
The Corporate Governance Guidelines provide that in making a determination about whether a single individual or two individuals should fill these roles, our Board should consider factors that include, but are not limited to, the size of the Company’s business, the composition of our Board, the current director candidates for Board seats, applicable regulations and the Company’s succession planning goals. In the event our Board determines that it is in the best interests of the Company and its stockholders to have these roles filled by one individual, or if the Chairperson of our Board is otherwise not independent, then the Corporate Governance Guidelines provide that our Board shall appoint a Lead Independent Director who shall lead executive sessions.
Majority Voting
Our Bylaws provide for a majority voting standard (i.e. votes “for” must exceed votes “against”) in the election of directors in uncontested elections and our Corporate Governance Guidelines require that each director nominee submit a resignation to our Board, which resignation is contingent upon (1) the nominee not receiving a majority of votes cast in an uncontested election and (2) our Board accepting such resignation.
Board Oversight of Risk
Our Board, as a whole and through the Audit Committee, oversees the Company’s risk management process, including operational, financial, legal and regulatory, strategic and reputational risks. Our Board’s approach to risk oversight is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of our risk oversight is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. In setting our business strategy, our Board assesses the various risks and mitigation strategies implemented by management and determines the appropriate level of risk for the Company.
Our Board believes that open communication between management and our Board is essential for effective risk management and oversight. Our Board meets with our CEO and other members of the executive team at quarterly meetings of our Board, where, among other topics, they discuss strategy and risks facing the Company, as well at such other times as they deemed appropriate. Oversight of human capital management is an important role of our Board. Management updates our Board periodically on our human capital management initiatives and progress. In addition, cybersecurity is a critical part of risk management at the Company. Management regularly engages with our full Board and our Audit Committee on the Company’s information security program and its related priorities and controls.
While our Board is ultimately responsible for risk oversight, our Board committees assist our Board in fulfilling its oversight responsibilities in certain areas of risk as described below and the respective committee chairs advise our Board of any significant risks and management’s response via periodic committee reports to the full Board.

Board/Committee	Primary Areas of Risk Oversight
Full Board of Directors
Strategic, financial, business and operational, legal and compliance, and execution risks and exposures associated with our business strategy, policy matters, succession planning, conflicts of interest, significant litigation and regulatory exposures and other current matters that may present material risk to our financial performance, operations, infrastructure, plans, prospects or reputation, acquisitions and divestitures and our operational infrastructure.

Audit Committee
Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure controls and procedures, internal control over financial reporting, investment guidelines and credit and liquidity matters; compliance with securities laws and other legal and regulatory requirements; cybersecurity and other information technology risks, controls and procedures.

Discussions with management and the independent auditor, guidelines and policies with respect to risk assessment and risk management.

Receives regular reports from management on key cybersecurity issues, including related priorities and controls.

Compensation Committee
Risks and exposures associated with leadership assessment, retention and succession; human capital management matters; executive compensation programs and arrangements, including incentive and equity plan structures and practices; and our compensation philosophy and practices.

Nominating and Corporate Governance Committee
Risks and exposures associated with board organization, membership and structure; director and executive succession planning; environmental, social, corporate governance and corporate responsibility matters; and overall board and committee effectiveness.

In addition, while our Board oversees risk management and has delegated a portion of its responsibility to the Audit Committee, the Company’s management is charged with managing risk on a day-to-day basis. Management has reporting processes that are designed to provide visibility to our Board regarding the identification, assessment and management of risks and management’s strategic approach to risk mitigation. The Company believes it has strong internal processes and a robust internal control environment, which facilities the identification and management of risks and regular communication with our Board. As part of our overall risk management process, we conduct an enterprise risk assessment on an annual basis, which is shared and discussed with our Audit Committee, which reports to our Board. Other processes include an enterprise risk management program, an enterprise risk management committee chaired by our General Counsel, quarterly management disclosure committee meetings, a Code of Conduct and Ethics and a robust compliance program. In addition, our Audit Committee’s responsibilities related to oversight of the Company’s risk management framework and programs include a routine evaluation of the processes, as well as discussions with key management to identify, assess, monitor and report on risks across the organization and the setting and communication of the organization’s implementation and measurement of risk tolerances, limits and mitigation.
The results of the compensation risk assessment described below under “Compensation Risk Consideration” is reported back to our full Board.
Meetings Attended by Directors
Our Board held a total of 10 meetings and acted by unanimous written consent eight times during our fiscal year ended June 30, 2021. During fiscal 2021, all of our directors attended at least 75% of the aggregate of (i) the total number of meetings held by our Board during the period for which he or she has been a director and (ii) the total number of meetings held by all of the committee(s) of our Board on which he or she served during the period for which he or she was a director.

The independent directors hold meetings on a periodic basis. The meetings of the independent directors typically take place in connection with the regularly scheduled meetings of the full Board. The independent directors may also meet at such other times as they deem necessary or appropriate. The Chairperson of our Board, who is independent, generally chairs each meeting.
Pursuant to our Corporate Governance Guidelines, our directors are encouraged to attend our annual meeting of stockholders. Eight out of nine of our then-current directors attended our 2020 Annual Meeting of Stockholders.
Committees of the Board
Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. From time to time, our Board may also create various ad hoc committees for special purposes. A copy of the charter for each such standing committee can be found on our website, www.accuray.com, under the section titled “Investors” and under the subsection “Governance.”
The current membership of each of the three standing committees of our Board, as well as the number of meetings and actions by written consent of each such committee during the fiscal year ended June 30, 2021, is set forth below. Mr. Levine is not a member of any committee of our Board and Mr. Lavigne retired from our Board and its committees, effective June 30, 2021.
Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Joseph E. Whitters	Member	—	—
Elizabeth Dávila	Member	Member	—
James M. Hindman	Chairperson	—	—
Beverly A. Huss(1)	—	Chairperson	—
Anne Le Grand	—	—	Member
Mika Nishimura(1)	—	—	Member
Richard R. Pettingill	—	—	Chairperson
Byron C. Scott(2)	—	Member	—
Number of meetings	9	8	5
Number of actions by written consent	2	1	0
(1)
Ms. Huss joined the Nominating and Corporate Governance Committee in July 2021, filling the vacancy created when Mr. Lavigne retired from the Board in June 2021, and Ms. Huss resigned from the committee on the same date Ms. Nishimura joined the committee in September 2021.

(2)	Dr. Scott joined our Board in February 2021. Dr. Scott joined the Compensation Committee in July 2021, filling the vacancy created when Mr. Lavigne retired from the Board in June 2021.
Ms. Le Grand joined our Board and the Nominating and Corporate Governance Committee in July 2020 and Mr. Lavigne resigned from the Nominating and Corporate Governance Committee on the same date. Dr. Goldstein resigned from our Board and the Nominating and Corporate Governance Committee in November 2020. Mr. Lavigne was appointed as a member of the Nominating and Corporate Governance Committee in November 2020. Mr. Whitters was appointed as the Chairperson of our Board in January 2021 and Mr. Lavigne resigned as Chairperson of the Board on the same date. Dr. Scott joined our Board in February 2021. Mr. Lavigne retired from our Board, Compensation Committee, and Nominating and Corporate Governance Committee in June 2021. Dr. Scott was appointed to the Compensation Committee and Ms. Huss was appointed to the Nominating and Corporate Governance Committee in July 2021. Ms. Nishimura was appointed to the Nominating and Corporate Governance Committee in September 2021 and Ms. Huss resigned from the committee on the same date.
Audit Committee
The Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee evaluates the independent auditors’ qualifications, independence, performance and tenure; determines the engagement of the independent auditors; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent auditors the results of the annual audit and the review of our quarterly consolidated financial statements; reviews the Company’s earnings releases with management; approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s engagement team as required by law; reviews our critical accounting policies and estimates; evaluates, together with management and the independent auditors, the Company’s internal controls; oversees our internal audit function; and annually reviews the Audit Committee charter and the Audit Committee’s performance.
The members of the Audit Committee during fiscal 2021 were Ms. Dávila, Mr. Whitters, who resigned as the chairperson of the committee, but continued as a member of the committee, in January 2021, and Mr. Hindman, who was appointed chairperson of the committee in January 2021. All members of the Audit Committee meet, or met during their service on the Audit Committee, the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board has determined that each of Messrs. Hindman and Whitters is an Audit Committee financial expert as defined under the applicable rules of the SEC. In addition, our Board has determined that each of Messrs. Hindman and Whitters has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Each of the members of the Audit Committee is, or was during their service on the Audit Committee, independent as defined under the rules and regulations of the SEC and Nasdaq applicable to Audit Committees.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. In addition, the Nominating and Corporate Governance Committee is responsible for reporting and making recommendations to our Board concerning governance matters and for overseeing the performance evaluations of the members of our Board.
The members of the Nominating and Corporate Governance Committee during fiscal 2021 were Mr. Pettingill, the chairperson of the committee; Dr. Goldstein, who resigned from the committee in November 2020; Mr. Lavigne, who joined the committee in March 2020, resigned from the committee in July 2020, joined the committee in December 2020 and resigned from the committee June 2021; and Ms. Le Grand, who joined the committee in July 2020. Each of the foregoing members of the Nominating and Corporate Governance Committee is, or was during their service on the Nominating and Corporate Governance Committee, independent under the applicable rules and regulations of Nasdaq.
Compensation Committee
The Compensation Committee reviews and recommends policies relating to compensation and benefits of our executive officers and employees. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of our CEO and other executive officers, evaluates the performance of these individuals in light of those goals and objectives, and sets the compensation of these individuals (other than the CEO, whose compensation is set by the independent members of our Board) based on such evaluations. The Compensation Committee also administers the grant of stock options and other equity awards under our stock plans (other than awards granted to the non-employee members of our Board, which are granted by the entire Board).
The 2007 Incentive Award Plan permits delegation by the Compensation Committee to a committee of one or more members of our Board or one or more of our executive officers the authority to grant or amend awards to participants under the plan other than (i) senior executives of the Company who are subject to Section 16 of the Exchange Act, (ii) “Covered Employees” under Section 162(m) of the Code, or (iii) direct reports of our CEO (or the non-employee members of our Board) to whom authority to grant or amend awards has been delegated thereunder. The Compensation Committee may at any time rescind the authority so delegated or appoint a new delegate. The Compensation Committee has delegated to a committee consisting of our CEO, CFO and Chief Administrative Officer (the “management committee”), the authority to grant routine stock options and other awards under our stock plans, within guidelines determined by the Compensation Committee, to newly hired employees and employees for the purpose of promotion or special recognition (other than awards granted to employees who report directly to our CEO). The Compensation Committee has made corresponding delegations of authority to the management committee under our 2016 Equity Incentive Plan.
The Compensation Committee also reviews and recommends policies relating to the compensation of the non-employee members of our Board. The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee as a whole and of its members, including compliance of the Compensation Committee with its charter.

The members of the Compensation Committee during fiscal 2021 were Ms. Huss, the chairperson of the committee, Ms. Dávila, and Mr. Lavigne, who resigned in June 2021. Dr. Scott joined the Compensation Committee in July 2021. Each of the members of the Compensation Committee is, or was during their service on the Compensation Committee, independent under the applicable rules and regulations of the SEC, Nasdaq and the Internal Revenue Code applicable to Compensation Committee members, including under Rule 16b-3 of the Exchange Act and Section 162(m) of the Internal Revenue Code.
Compensation Risk Considerations
At the direction of the Compensation Committee, Exequity LLP (“Exequity”), the Compensation Committee’s independent compensation consultant retained in April 2021, with the assistance of our management, conducted a review of our compensation policies and practices and their respective risk profiles for fiscal 2021. Exequity presented the findings to the Compensation Committee for consideration. After consideration of the information presented, the Compensation Committee concluded that our compensation programs are designed with an appropriate balance of risk and reward in relation to our overall business strategy and do not encourage excessive or unnecessary risk-taking behavior.
In making this determination, the Compensation Committee considered our pay mix, our base salaries and the attributes of our incentive and other variable compensation programs, including our annual cash incentive compensation plan, our equity compensation plans and our sales compensation plans. We also have in place numerous business controls such as maximum payout levels in our annual bonus plan, a sales compensation committee, a compensation recovery (“clawback”) policy, stock ownership requirements and other internal business and operational approval processes.
The Compensation Committee believes that the design of our executive compensation program as described in the “Compensation Discussion and Analysis” above places emphasis on long-term incentives and competitive base salaries, while a portion of the annual total compensation is tied to short-term performance in the form of an annual bonus. The Compensation Committee concluded that this mix of incentives appropriately balances risk and also properly aligns our executive officers’ motivations for the Company’s long-term success, including stock price performance.
The results of the foregoing compensation risk assessment are reported to our full Board by the Compensation Committee.
Consideration of Director Nominees
Stockholder Nominations and Recommendations. The policy of the Nominating and Corporate Governance Committee is to consider recommendations and properly submitted stockholder nominations for candidates for membership on our Board. A stockholder may make such a recommendation or nomination by following the procedures set forth below in the “Recommendations and Nominations of Director Candidates” section of this Proxy Statement. We did not receive any director nominations or recommendations from stockholders for the Annual Meeting.
Director Qualifications. The Nominating and Corporate Governance Committee believes that the members of our Board should have the highest professional and personal ethics and values, and conduct themselves in a manner that is consistent with our Code of Conduct and Ethics. While the Nominating and Corporate Governance Committee has not established specific minimum qualifications for director candidates, the Nominating and Corporate Governance Committee may consider any applicable rules or legislation and the following criteria, among others, for candidates and nominees: (i) personal and professional integrity, ethics and values; (ii) experience in corporate management and a general understanding of market, finance and other elements relevant to the success of a publicly traded company; (iii) experience in our industry and with relevant social policy concerns; (iv) prior experience as a director of a publicly held company; (v) academic expertise in an area of our operations; and (vi) practical and mature business judgment, including ability to make independent analytical inquiries.
Identifying and Evaluating Director Nominees. Candidates for nomination to our Board typically come to the attention of our Board through professional search firms, although they may also be suggested by existing directors or executive officers, stockholders or other persons. The Nominating and Corporate Governance Committee has paid fees to professional search firms for such assistance, including three of the five directors who joined our Board in the past three years. The Nominating and Corporate Governance Committee reviews the qualifications of any candidates who have been properly brought to the Committee’s attention. Such review generally includes discussions with persons familiar with the candidate and an interview with the candidate, and may include other actions that the Nominating and Corporate Governance Committee deems proper. The Nominating and Corporate Governance Committee considers the suitability of each candidate, including the current members of our Board, in light of the current size and composition of our Board. In evaluating the qualifications of the candidates, the Nominating and Corporate Governance Committee considers many factors, including issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and other similar factors. The Company’s Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee and our Board should see that our Board has the benefit of a wide range of skills, expertise, industry knowledge and other attributes, including cultural, gender and ethnic diversity, experience in industries beyond healthcare and age diversity. The Nominating and Corporate Governance Committee assesses its achievement of diversity through the review of Board composition as part of our Board’s annual self-assessment process. The Nominating and Corporate Governance Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. The Nominating and Corporate Governance Committee expects that it would evaluate candidates properly recommended by stockholders using the same criteria as other candidates.
Hedging and Pledging Transactions
Our insider trading policy prohibits all of our employees, including our NEOs, and non-employee directors from engaging in any speculative transactions in Company securities, including purchasing on margin, holding Company securities in margin accounts, purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), engaging in short sales, engaging in transactions in derivative securities or engaging in any other forms of hedging transactions. Our employees, including our NEOs, and our non-employee directors are also prohibited from pledging or using Company securities as collateral for loans.
Code of Conduct and Ethics
We are committed to maintaining the highest standards of business conduct and ethics. Our Code of Conduct and Ethics reflects our values and the business practices and principles of behavior that support this commitment. The code applies to all of our officers, directors and employees, as well as our agents, distributors and contractors. Our Code of Conduct and Ethics can be found on our website, www.accuray.com, under the section titled “Investors” and under the subsection “Governance.”
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee during fiscal 2021 has at any time been one of our executive officers or employees. None of our current executive officers currently serves, or in the past fiscal year has served, as a member of the Board or Compensation Committee of any entity that has one or more of its executive officers serving on our Board or Compensation Committee. None of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K.
Stockholder Communications
We have established a process by which stockholders may send communications to our Board, any committee of our Board or any individual director, including non-employee directors. Stockholders may so communicate by writing to: Board of Directors, c/o Corporate Secretary, Accuray Incorporated, 1310 Chesapeake Terrace, Sunnyvale, California 94089. The Corporate Secretary will forward correspondence to our Board, one of the committees of our Board or an individual director, as the case may be, or, if the Corporate Secretary determines in accordance with his or her best judgment that the matter can be addressed by management, then to the appropriate executive officer.

EXECUTIVE OFFICERS
Set forth below is certain information regarding each of our executive officers as of September 4, 2021:
Name	Age	Position(s)
Joshua H. Levine	63	Chief Executive Officer and Director(1)
Suzanne Winter	58	President(2)
Brandon “Brandy” Green	58	Interim Chief Financial Officer
Patrick Spine	50	Senior Vice President, Chief Administrative Officer
Jesse Chew	40	Senior Vice President, General Counsel and Corporate Secretary
(1)	Mr. Levine vacated the office of President effective June 30, 2021.
(2)	Ms. Winter was promoted to our President effective July 1, 2021. Prior to that, she served as our Senior Vice President, Chief Commercial Officer.
Further information with respect to Mr. Levine, our President and CEO, is provided above under “Proposal One—Election of Directors.”
Suzanne Winter has served as our President since July 2021 and as our Senior Vice President, Chief Commercial Officer from October 2019 to June 2021. Prior to joining the Company, Ms. Winter was Vice President, Americas at Medtronic plc, a medical device company, from June 2015 to October 2019, and General Manager, Detection and Guidance Solutions at General Electric Healthcare from March 2011 to June 2015. Prior to that, Ms. Winter served various senior roles in worldwide sales, marketing and business development across a range of healthcare industry segments. Ms. Winter holds a B.S. with a specialization in chemistry from Saint Lawrence University and an M.B.A. from Harvard University Graduate School of Business.
Brandon “Brandy” Green has served as our Interim Chief Financial Officer since September 2021 and our Vice President, Corporate Controller since September 2020. Prior to joining us, Ms. Green served as VP, Chief Process Officer at Electronics for Imaging, Inc., a company that specializes in digital printing technology that went private in 2019, from January 2018 to September 2020 and VP, Chief Accounting Officer from May 2010 to January 2018. From May 2008 to May 2010, she served as VP, Corporate Controller at Magellan/MiTAC Digital Corporation, a portable GPS navigation consumer electronics company that is a wholly-owned subsidiary of MiTAC International Corporation. Prior to that, she served as VP, Finance M&A and Integration at Oracle Corporation, a publicly traded computer technology corporation, from September 2006 to May 2008. Ms. Green began her career Ernst & Young LLP. Ms. Green received her B.S., Business Administration and Accounting from San Jose State University. She is a certified public accountant in the state of California.
Patrick Spine has served as our Senior Vice President, Chief Administrative Officer since October 2018. Previously, Mr. Spine served as our Senior Vice President, Human Resources from April 2018 to October 2018. Prior to joining the Company, Mr. Spine held multiple human resources leadership positions, including Vice President of Human Resources at PRA Health Sciences, a global contract research organization, from May 2012 to April 2018 and Director of Human Resources at HOSPIRA, Inc., a specialty pharmaceutical and medication delivery company, from August 2010 to May 2012. Prior to that, Mr. Spine held various HR-leadership positions at Eaton, a power management company, from June 2005 to July 2010. Mr. Spine holds a B.S. in Business Administration, major in Human Resources, from Robert Morris University and a M.S. in Human Resources Management from LaRoche College.
Jesse Chew has served as our Senior Vice President, General Counsel and Corporate Secretary since October 2018. Previously, Mr. Chew served as our Vice President, Associate General Counsel as well as our Interim General Counsel and Corporate Secretary from July 2018 to October 2018, Senior Corporate Counsel from July 2017 to July 2018 and Corporate Counsel from January 2014 to June 2017. Prior to joining the Company, Mr. Chew was an associate at the law firm Wilson Sonsini Goodrich and Rosati, P.C. Mr. Chew holds a B.A. in English and Political Science from the University of California, Davis and a J.D. from the University of Southern California.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Since July 1, 2020 to the present, there have not been any transactions or proposed transactions in which we were, or are to be, a participant in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than 5% of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest.
Review, Approval or Ratification of Transactions with Related Parties
Any transaction or proposed transaction in which we were, or are to be, a participant in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than 5% of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest is required to be approved by the Audit Committee and we intend that such transactions will be on terms no less favorable to us than could be obtained from unaffiliated third parties. Our Code of Conduct and Ethics contains a written policy to the effect that any transaction of the nature described above must be approved by the Audit Committee or other independent committee of the Board.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov and through our website at www.accuray.com.
We will deliver promptly, without charge, upon written or oral request a separate copy of the annual report to any stockholder requesting a copy. To receive a copy of our annual report, you may write or call our Corporate Secretary at Accuray Incorporated, 1310 Chesapeake Terrace, Sunnyvale, California 94089, Attention: Corporate Secretary, telephone: 408-716-4600.
Stockholders Sharing the Same Address
We have adopted a procedure called “householding.” Under this procedure, we are delivering only one copy of the Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from an affected stockholder.
We will deliver promptly upon written or oral request a separate copy of the Notice of Internet Availability of Proxy Materials, Annual Report or the Proxy Statement to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials, Annual Report or Proxy Statement, you may write or call our Corporate Secretary at the contact information set forth above under “Where You Can Find Additional Information.” You may also access our Notice of Internet Availability of Proxy Materials, Annual Report and Proxy Statement on our website, www.accuray.com, under the section titled “Investors” and under the subsection “SEC Filings.”
If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the Annual Report or Proxy Statement in the future, please contact Computershare, 250 Royall Street, Canton, MA 02021, telephone: (800) 851-9677. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.
Any stockholders of record who share the same address and currently receive multiple copies of our Notice of Internet Availability of Proxy Materials, Annual Report and Proxy Statement who wish to receive only one copy of these materials per household in the future should contact our Corporate Secretary at the contact information listed above to participate in the householding program. Stockholders who participate in householding will continue to receive separate proxy cards.
A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.
Stockholder Proposals
For a stockholder proposal to be considered for possible inclusion in our proxy statement for the Annual Meeting to be held in 2022, the proposal must be in writing and received by our Corporate Secretary at our principal executive offices no later than June 3, 2022. If, however, the date of next year’s Annual Meeting is more than 30 days before or 30 days after the anniversary date of this year’s Annual Meeting, the deadline for receipt by the Corporate Secretary of stockholder proposals intended to be included in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials. Stockholder proposals must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act and any other applicable rules established by the SEC.
For stockholder proposals that are not intended by the stockholder to be included in our proxy materials for next year’s Annual Meeting, our Bylaws establish an advance notice procedure in order to permit such proposals to be brought before an annual meeting of stockholders. In general, notice must be received at our principal executive offices not less than 90 calendar days or more than 120 calendar days before the one-year anniversary of the date on which we first mailed our proxy statement to stockholders in connection with the previous year’s Annual Meeting of stockholders. Therefore, to be presented at our 2022 Annual Meeting of stockholders, such a proposal must be received by us on or after June 3, 2022 but no later than July 3, 2022. If, however, the date of the Annual Meeting is more than 25 days earlier or more than 25 days later than such anniversary date, the Corporate Secretary must receive the notice not later than the close of business on the date that is ten calendar days following the date on which public announcement of the date of the Annual Meeting is first made. Our Bylaws also specify additional requirements as to the form and content of a stockholder’s notice.

Recommendations and Nominations of Director Candidates
If a stockholder or stockholder group wishes to recommend a nominee or nominees for director for possible inclusion in our proxy statement and proxy card relating to our 2022 Annual Meeting, the stockholder(s) should submit such recommendation in writing, including the nominee’s name and qualifications for Board membership, to our Corporate Secretary at our principal executive offices. The stockholder(s) should also provide the written consent of each recommended nominee to serve as a member of our Board, if so elected, as well as a written statement that the recommended nominee intends to tender his or her irrevocable resignation upon his or her election or re-election, which resignation shall become effective only upon the nominee’s failure to receive the requisite number of votes and the acceptance by our Board of such resignation.
If a stockholder desires to nominate a candidate for election of our Board, the stockholder must give timely notice to our Corporate Secretary at our principal executive offices. Under our Bylaws, the notice is timely if our Corporate Secretary receives it no earlier than June 3, 2022 (120 days prior to the anniversary of the mailing date of this year’s proxy materials) and no later than July 3, 2022 (90 days prior to the anniversary of the mailing date of this year’s proxy materials). If, however, the date of the Annual Meeting is more than 25 days earlier or more than 25 days later than the anniversary date of the prior Annual Meeting, notice must be received not later than the close of business on the date that is ten calendar days following the date on which public announcement of the date of the Annual Meeting is first made. The notice must be in writing and must include the nominee’s name and qualifications for service on our Board. Our Bylaws also require that the notice include the written consent of each nominee to serve as a member of our Board, if so elected as well as a written statement that the director nominee intends to tender his or her irrevocable resignation upon his or her election or re-election, which resignation shall become effective only upon the nominee’s failure to receive the requisite number of votes and the acceptance by our Board of such resignation. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to the nomination of directors by stockholders.

OTHER MATTERS
As of the date of this Proxy Statement, no stockholder had advised us of the intent to present any other matters, and we are not aware of any other matters to be presented, at the Annual Meeting. Accordingly, the only items of business that our Board intends to present at the Annual Meeting are set forth in this Proxy Statement.
If any other matter or matters are properly brought before the Annual Meeting, the persons named as proxyholders will use their discretion to vote on the matters in accordance with their best judgment as they deem advisable.
THE BOARD OF DIRECTORS

Sunnyvale, California
October 1, 2021

ACCURAY

ACCURAY INCORPORATED
ATTN: CORPORATE SECRETARY
1310 CHESAPEAKE TERRACE
SUNNYVALE, CA 94089

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D59177-P60423

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ACCURAY INCORPORATED

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Elizabeth Dávila	☐	☐	☐
1b. Joshua H. Levine	☐	☐	☐
1c. James M. Hindman	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:	**For**	**Against**	**Abstain**
2. Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐
3. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2022.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2021 Annual Report are available at www.proxyvote.com.

D59178-P60423

ACCURAY INCORPORATED

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS NOVEMBER 19, 2021 9:00 AM (PST)

The undersigned stockholder of ACCURAY INCORPORATED, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoints Suzanne Winter and Jesse Chew, and each of them, jointly and severally, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in name of the undersigned, to represent the undersigned at the 2021 Annual Meeting of Stockholders of Accuray Incorporated to be held on Friday, November 19, 2021, at 9:00 a.m. (PST), and at any adjournment or postponement thereof, and to vote all shares of common stock which the undersigned would be entitled to vote on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may come before the meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby. The 2021 Annual Meeting of Stockholders will take place as a virtual meeting via the Internet at www.virtualshareholdermeeting.com/ARAY2021.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2, AND FOR PROPOSAL 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.